EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

between

RLJ ACQUISITION, INC.,

and

IMAGE ENTERTAINMENT, INC.

Dated as of April 2, 2012

i

ii

iii

AGREEMENT AND PLAN OF MERGER, dated as of April 2, 2012 (this “Agreement”), between RLJ Acquisition, Inc., a Nevada corporation (“RLJ”), and Image Entertainment, Inc., a Delaware corporation (the “Company”).

WHEREAS, prior to the Closing (as defined herein), RLJ will, upon the terms and subject to the conditions set forth herein, form (i) a newly incorporated Nevada corporation named RLJ Entertainment, Inc. as a wholly owned subsidiary of RLJ (“Holdings”), (ii) a newly incorporated Nevada corporation named RLJ Merger Sub I, Inc. as a wholly owned subsidiary of Holdings (“RLJ Sub”), and (iii) a newly incorporated Delaware corporation named RLJ Merger Sub II, Inc. as a wholly owned subsidiary of Holdings (“Image Sub”);

WHEREAS, as of the Closing, the Articles of Incorporation of Holdings, as in effect immediately prior to the Closing, shall be the Articles of Incorporation substantially in the form attached hereto as Exhibit A until thereafter amended as provided by law and such Articles of Incorporation;

WHEREAS, as of the Closing, the By-laws of Holdings, as in effect immediately prior to the Closing, shall be the By-laws substantially in the form attached hereto as Exhibit B until thereafter amended as provided by law, the Articles of Incorporation of Holdings and such By-laws;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Nevada Revised Statutes (“Nevada Law”), RLJ and the Company will enter into a business combination transaction pursuant to which (i) RLJ Sub will merge with and into RLJ (the “RLJ Merger”) and (ii) Image Sub will merge with and into the Company (the “Image Merger” and, together with the RLJ Merger, the “Mergers”);

WHEREAS, a special committee of independent directors (the “Special Committee”) of the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the Image Merger is in the best interests of, the Company and its stockholders and (ii) recommended to the Company Board that it approve and adopt this Agreement and declare its advisability and approve the Image Merger and the other transactions contemplated by this Agreement.

WHEREAS, the Company Board has (i) determined that the Image Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Image Merger and the other transactions contemplated by this Agreement, following the recommendation of the Special Committee, and (ii) has recommended the approval and adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of RLJ (the “RLJ Board”) has (i) determined that the Mergers are consistent with and in furtherance of the long-term business strategy of RLJ and fair to, and in the best interests of, RLJ and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Mergers and the other transactions contemplated by this Agreement and (ii) has recommended the approval and adoption of this Agreement by the stockholders of RLJ;

WHEREAS, RLJ and certain stockholders of the Company (the “Stockholders”) have entered into a Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”), providing that, among other things, the Stockholders will vote their shares of the Company’s common stock, par value $0.0001 per share (“Company Common Stock”), in favor of this Agreement, the Image Merger and the other transactions contemplated by this Agreement; and

WHEREAS, for federal income tax purposes, the Mergers, together with the transactions contemplated by the Preferred Stock Purchase Agreement, are intended to qualify as an integrated exchange governed by the provisions of Section 351 of the United States Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, RLJ and the Company hereby agree as follows

Article I

THE MERGERS

SECTION 1.01         The Mergers. (a) Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Image Effective Time, Image Sub shall be merged with and into the Company. As a result of the Image Merger, the separate corporate existence of Image Sub shall cease and the Company shall continue as the surviving corporation of the Image Merger (the “Image Surviving Corporation”).

(b) Upon the terms and subject to the conditions set forth in Article VII, and in accordance with Nevada Law, at the RLJ Effective Time, RLJ Sub shall be merged with and into RLJ. As a result of the RLJ Merger, the separate corporate existence of RLJ Sub shall cease and RLJ shall continue as the surviving corporation of the RLJ Merger (the “RLJ Surviving Corporation”).

SECTION 1.02         Effective Time; Closing. (a) As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Image Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger (in any case, the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Image Effective Time”).

(b) As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the RLJ Merger to be consummated by filing this Agreement or articles of merger (in any case, the “Articles of Merger”) with the Secretary of State of the State of Nevada, in such form as is required by, and executed in accordance with, the relevant provisions of Nevada Law (the date and time of such filing of the Articles of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Articles of Merger) being the “RLJ Effective Time”).

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(c) Immediately prior to the filing of each of the Certificates of Merger and Articles of Merger, a closing (the “Closing”) shall be held at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.

SECTION 1.03         Effect of the Merger. (a) At the Image Effective Time, the effect of the Image Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Image Effective Time, all the property, rights, privileges, powers and franchises of the Company and Image Sub shall vest in the Image Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Image Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Image Surviving Corporation.

(b) At the RLJ Effective Time, the effect of the RLJ Merger shall be as provided in the applicable provisions of Nevada Law. Without limiting the generality of the foregoing, and subject thereto, at the RLJ Effective Time, all the property, rights, privileges, powers and franchises of RLJ and RLJ Sub shall vest in the RLJ Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of RLJ and RLJ Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the RLJ Surviving Corporation.

SECTION 1.04         Certificate of Incorporation; By-laws. (a) (i) At the Image Effective Time the Certificate of Incorporation of the Company, as in effect immediately prior to the Image Effective Time, shall be the Certificate of Incorporation of the Image Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (ii) at the RLJ Effective Time the Articles of Incorporation of RLJ, as in effect immediately prior to the RLJ Effective Time, shall be the Articles of Incorporation of the RLJ Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation.

(b) Unless otherwise determined by the parties hereto prior to the Closing, (i) At the Image Effective Time, the By-laws of the Company, as in effect immediately prior to the Image Effective Time, shall be the By-laws of the Image Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Image Surviving Corporation and such By-laws, and (ii) at the RLJ Effective Time, the By-laws of RLJ, as in effect immediately prior to the RLJ Effective Time, shall be the By-laws of the RLJ Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the RLJ Surviving Corporation and such By-laws.

SECTION 1.05         Directors and Officers. (a) The directors of Image Sub immediately prior to the Image Effective Time shall be the initial directors of the Image Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Image Surviving Corporation, and the officers of the Company immediately prior to the Image Effective Time shall be the initial officers of the Image Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or approval.

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(b) The directors of RLJ immediately prior to the RLJ Effective Time shall be the initial directors of the RLJ Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the RLJ Surviving Corporation, and the officers of RLJ immediately prior to the RLJ Effective Time shall be the initial officers of the RLJ Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or approval.

SECTION 1.06         Trust Disbursement. At the Image Effective Time, and upon the terms and subject to the conditions of this Agreement and in accordance with RLJ’s Articles of Incorporation, Nevada Law, and the Trust Agreement, RLJ shall cause the Trustee to distribute the proceeds of the Trust Fund in order to consummate the transactions contemplated hereby and by the Acorn Purchase Agreement.

Article II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01         Conversion of Securities. (a) At the Image Effective Time, by virtue of the Image Merger and without any action on the part of Holdings, the Company, Image Sub, RLJ, RLJ Sub or the holders of any of the following securities:

(i)            except as provided in Section 2.05 with respect to unvested shares of Company Common Stock, each share of Company Common Stock (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the “Shares”) issued and outstanding immediately prior to the Image Effective Time (other than any Shares to be canceled pursuant to Section 2.01(a)(ii) and any Dissenting Shares) shall be canceled and shall be converted automatically, subject to Section 2.02, into the right to receive the Per Share Merger Consideration, payable upon surrender, in the manner provided in Section 2.02, of the certificate that formerly evidenced such Share;

(ii)         each Share held in the treasury of the Company and each Share owned by Image Sub, Holdings or any direct or indirect wholly owned subsidiary of Holdings or of the Company immediately prior to the Image Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iii)        each share of common stock, par value $0.01 per share, of Image Sub issued and outstanding immediately prior to the Image Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Image Surviving Corporation; and

(iv)         each share of the Company’s series B cumulative preferred stock, par value $0.0001 per share (“Series B Preferred Stock”), issued and outstanding immediately prior to the Image Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

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(b) At the RLJ Effective Time, by virtue of the RLJ Merger and without any action on the part of Holdings, the Company, Image Sub, RLJ, RLJ Sub or the holders of any of the following securities:

(i)          each share of common stock, par value $0.001 per share, of RLJ (“RLJ Common Stock”) issued and outstanding immediately prior to the RLJ Effective Time (other than any RLJ Dissenting Shares) shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Holdings Common Stock;

(ii)         each share of common stock, par value $0.001 per share, of RLJ Sub issued and outstanding immediately prior to the RLJ Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the RLJ Surviving Corporation; and

(iii)        each share of Holdings Common Stock issued and outstanding immediately prior to the RLJ Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

SECTION 2.02         Exchange of Certificates. (a) Exchange Agent. Holdings shall deposit, or shall cause to be deposited, with such bank or trust company that may be designated by Holdings and is reasonably satisfactory to the Company (the “Exchange Agent”), (i) for the benefit of the holders of Shares, for exchange in accordance with this Article II through the Exchange Agent, (A) certificates representing the shares of Holdings Common Stock issuable pursuant to Section 2.01(a)(i) as of the Image Effective Time, and (B) cash, from time to time as required to make payments in lieu of any fractional shares pursuant to Section 2.02(e), and (ii) for the benefit of the holders of RLJ Common Stock, certificates representing the shares of Holdings Common Stock issuable pursuant to Section 2.01(b)(i) as of the RLJ Effective Time (such cash and certificates for shares of Holdings Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of Holdings Common Stock contemplated to be issued pursuant to Sections 2.01(a)(i) and 2.01(b)(i) out of the Exchange Fund. Except as contemplated by Section 2.02(g) hereof, the Exchange Fund shall not be used for any other purpose.

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(b) Exchange Procedures. As promptly as practicable after each of the Image Effective Time and the RLJ Effective Time, Holdings shall cause the Exchange Agent to mail to each person who was, at the Image Effective Time or the RLJ Effective Time, as the case may be, a holder of record of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a)(i) or a holder of record of shares of RLJ Common Stock entitled to receive shares of Holdings Common Stock pursuant to Section 2.01(b)(i): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares or shares of RLJ Common Stock (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor either (i) for Certificates representing the Shares, a certificate representing that number of whole shares of Holdings Common Stock which such holder has the right to receive pursuant to the provisions of Section 2.01(a)(i) in respect of the Shares formerly represented by such Certificate (after taking into account all Shares then held by such holder), cash in lieu of any fractional shares of Holdings Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) or (ii) for Certificates representing the shares of RLJ Common Stock, a certificate representing that number of whole shares of Holdings Common Stock which such holder has the right to receive pursuant to the provisions of Section 2.01(b)(i) in respect of the shares of RLJ Common Stock formerly represented by such Certificate (after taking into account all shares of RLJ Common Stock then held by such holder), and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), and, in each case, the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Holdings Common Stock that such holder has the right to receive pursuant to the provisions of Section 2.01(a)(i), cash in lieu of any fractional shares of Holdings Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. In the event of a transfer of ownership of shares of RLJ Common Stock that is not registered in the transfer records of RLJ, a certificate representing the proper number of shares of Holdings Common Stock that such holder has the right to receive pursuant to the provisions of Section 2.01(b)(i), and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) may be issued to a transferee if the Certificate representing such shares of RLJ Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Image Effective Time or the RLJ Effective Time, as the case may be, to represent, as applicable, only the right to receive upon such surrender the certificate representing shares of Holdings Common Stock that such holder has the right to receive pursuant to the provisions of Sections 2.01(a)(i) or 2.01(b)(i), cash in lieu of any fractional shares of Holdings Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c).

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(c) Distributions with Respect to Unexchanged Shares of Holdings Common Stock. No dividends or other distributions declared or made after the Image Effective Time or the RLJ Effective Time, as the case may be, with respect to the Holdings Common Stock with a record date after the Image Effective Time or the RLJ Effective Time, as the case may be, shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Holdings Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.02(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Holdings Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Holdings Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Image Effective Time or the RLJ Effective Time, as the case may be, and theretofore paid with respect to such whole shares of Holdings Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Image Effective Time or the RLJ Effective Time, as the case may be, but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Holdings Common Stock.

(d) No Further Rights in Company or RLJ Common Stock. All shares of Holdings Common Stock issued upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(c) or (e)) shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Shares. All shares of Holdings Common Stock issued upon conversion of the shares of RLJ Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(c)) shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such shares of RLJ Common Stock.

(e) No Fractional Shares. No certificates or scrip representing fractional shares of Holdings Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Holdings. Each holder of a fractional share interest shall be paid an amount in cash (without interest and subject to the amount of any withholding taxes as contemplated in Section 2.02(i)) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the average of the per share closing prices on the Over-The-Counter Bulletin Board (“OTCBB”) of shares of RLJ Common Stock during the ten (10) consecutive trading days ending on (and including) the trading day immediately preceding the date of the RLJ Effective Time. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Holdings, and Holdings shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Sections 2.02(b) and (c).

(f) Adjustments to Aggregate Merger Consideration. The Aggregate Merger Consideration and the shares of Holdings Common Stock which a holder has the right to receive pursuant to the provisions of Section 2.01(b)(i) shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Holdings Common Stock, RLJ Common Stock or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Holdings Common Stock, RLJ Common Stock (excluding the effect of the exercise of the redemption rights provided for in Section 9.2 of Article IX of the RLJ Articles of Incorporation (the “Redemption Rights”)) or Company Common Stock occurring on or after the date hereof and prior to the Image Effective Time or the RLJ Effective Time, as the case may be.

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(g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Company Common Stock or RLJ Common Stock for six months after the Image Effective Time or the RLJ Effective Time, as the case may be, shall be delivered to Holdings, upon demand, and any holders of the Company Common Stock or RLJ Common Stock who have not theretofore complied with this Article II shall thereafter look only to Holdings for the shares of Holdings Common Stock, any cash in lieu of fractional shares of Holdings Common Stock to which they are entitled pursuant to Section 2.02(e) and any dividends or other distributions with respect to the Holdings Common Stock to which they are entitled pursuant to Section 2.02(c), as applicable. Any portion of the Exchange Fund remaining unclaimed by holders of Shares or shares of RLJ Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Holdings free and clear of any claims or interest of any person previously entitled thereto.

(h) No Liability. None of the Exchange Agent, Holdings, the Image Surviving Corporation or the RLJ Surviving Corporation shall be liable to any holder of Shares or shares of RLJ Common Stock for any such Shares or shares of RLJ Common Stock, as applicable (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i) Withholding Rights. Each of Holdings, the Image Surviving Corporation and the RLJ Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or shares of RLJ Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Holdings, the Image Surviving Corporation and the RLJ Surviving Corporation, as the case may be, and remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or shares of RLJ Common Stock in respect of which such deduction and withholding was made by Holdings, the Image Surviving Corporation and the RLJ Surviving Corporation, as the case may be.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Image Surviving Corporation or the RLJ Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Image Surviving Corporation or the RLJ Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Holdings Common Stock to which the holders thereof have the right to receive pursuant to the provisions of Sections 2.01(a)(i) or 2.01(b)(i), any cash in lieu of fractional shares of Holdings Common Stock to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c), as applicable.

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SECTION 2.03         Stock Transfer Books. (a) At the Image Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Image Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Image Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided in this Agreement or by Law. On or after the Image Effective Time, any Certificates presented to the Exchange Agent or Holdings for any reason shall be converted into the shares of Holdings Common Stock to which the holders thereof have the right to receive pursuant to the provisions of Section 2.01(a)(i), any cash in lieu of fractional shares of Holdings Common Stock to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).

(b) At the RLJ Effective Time, the stock transfer books of RLJ shall be closed and there shall be no further registration of transfers of shares of RLJ Common Stock thereafter on the records of RLJ. From and after the RLJ Effective Time, the holders of Certificates representing shares of RLJ Common Stock outstanding immediately prior to the RLJ Effective Time shall cease to have any rights with respect to such shares of RLJ Common Stock except as otherwise provided in this Agreement or by Law. On or after the RLJ Effective Time, any Certificates presented to the Exchange Agent or Holdings for any reason shall be converted into the shares of Holdings Common Stock to which the holders thereof have the right to receive pursuant to the provisions of Section 2.01(b)(i), and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).

SECTION 2.04         Company Stock Options. All options to purchase Company Common Stock (the “Company Stock Options”) outstanding, whether or not exercisable and whether or not vested (including any portion that may become vested and/or exercisable as a result of the transactions contemplated by this Agreement), immediately preceding the Image Effective Time under the Company’s 2011 Equity Incentive Plan, 2010 Equity Incentive Award Plan, 2008 Stock Awards and Incentive Plan and 2004 Incentive Compensation Plan, in each case as such may have been amended, supplemented or modified (collectively, the “Company Stock Option Plans”), shall terminate, in full, at the Image Effective Time and shall no longer have any force or effect. On or after the date of this Agreement and prior to the Image Effective Time, the Company shall take all necessary action to effectuate the termination of the Company Stock Options, as of the Image Effective Time, as provided in this Section 2.04. Prior to the Image Effective Time, the Company Board shall take all actions necessary to terminate the Company Stock Option Plans, effective as of the Image Effective Time, and that on or after that Image Effective Time, the Company Stock Option Plans shall no longer have any force or effect. The Company shall, prior to the Image Effective Time, provide RLJ with evidence satisfactory to RLJ that the actions set forth in the preceding sentence have been taken.

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SECTION 2.05         Restricted Stock. Effective as of the Image Effective Time, (i) any outstanding shares of Company Common Stock that are granted under the Company’s 2008 Stock Awards and Incentive Plan or the 2011 Equity Incentive Plan that are unvested or are subject to a repurchase option or a risk of forfeiture, shall become fully vested and shall no longer be subject to a risk of forfeiture, (ii) any outstanding shares of Type A Restricted Stock or Type B Restricted Stock (classified as such for purposes of the applicable award agreement under the Company’s 2010 Equity Incentive Award Plan) granted under the Company’s 2010 Equity Incentive Award Plan shall become fully vested and shall no longer be subject to a risk of forfeiture, and (iii) any outstanding shares of Type C Restricted Stock (classified as such for purposes of the applicable award agreement under the Company’s 2010 Equity Incentive Award Plan) granted under the Company’s 2010 Equity Incentive Award Plan shall be forfeited and shall no longer have any force or effect and the holder of such Type C Restricted Stock shall no longer have any rights thereunder. The Company shall take all actions that may be necessary to effectuate the foregoing, including, but not limited to, causing the forfeiture of any outstanding shares of Type C Restricted Stock, which may include obtaining the applicable consents for forfeiture from the holders of such Type C Restricted Stock.

SECTION 2.06         RLJ Warrants. At the RLJ Effective Time, each warrant to purchase shares of RLJ Common Stock (each, a “RLJ Warrant”), which is outstanding immediately prior to the RLJ Effective Time shall cease to represent a right to acquire shares of RLJ Common Stock and shall be converted, at the RLJ Effective Time, into a right to acquire shares of Holdings Common Stock (a “Converted Warrant”), on the same contractual terms and conditions as were in effect immediately prior to the RLJ Effective Time under the terms of the RLJ Warrant or other related agreement or award pursuant to which such RLJ Warrant was granted. The number of shares of Holdings Common Stock subject to each such Converted Warrant shall be equal to the number of shares of RLJ Common Stock subject to each such RLJ Warrant immediately prior to the RLJ Effective Time, and such Converted Warrant shall have an exercise price per share equal to the exercise price per share of RLJ Common Stock subject to such Converted Warrant immediately prior to the RLJ Effective Time.

SECTION 2.07         Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, each Share that is outstanding immediately prior to the Image Effective Time and that is held by stockholders who shall have neither voted in favor of the Image Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Share in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Per Share Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that each Dissenting Share held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Image Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.02, of the certificate or certificates that formerly evidenced such Share.

(b) The Company shall give Holdings (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Holdings, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

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(c) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Nevada Law, shares of RLJ Common Stock that are outstanding immediately prior to the RLJ Effective Time and that are held by stockholders who shall have neither voted in favor of the RLJ Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with the Nevada Law (collectively, the “RLJ Dissenting Shares”) shall not be converted into, or represent the right to receive, the shares of Holdings Common Stock. Such stockholders shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of the Nevada Law, except that all RLJ Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under the Nevada Law shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the RLJ Effective Time, the right to receive the shares of the Holdings Common Stock, without any interest thereon, upon surrender, in the manner provided in Section 2.02, of the certificate or certificates that formerly evidenced such shares.

SECTION 2.08         Affiliates. Notwithstanding anything to the contrary herein, no Per Share Merger Consideration shall be delivered to a person who may be deemed an “affiliate” of the Company in accordance with Section 6.08 hereof for purposes of Rule 145 under the Securities Act until such person has executed and delivered to Holdings an executed copy of the affiliate letter contemplated in Section 6.08 hereof.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to RLJ to enter into this Agreement, and subject to the disclosure set forth in the disclosure schedule which has been prepared by the Company and delivered by the Company to RLJ concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to RLJ that:

SECTION 3.01         Organization and Qualification; Subsidiaries. (a) Each of the Company and each subsidiary of the Company (each a “Company Subsidiary”) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of the Image Merger or any of the transactions contemplated by this Agreement (collectively, the “Transactions”) or otherwise prevent or materially delay the Company from performing its obligations under this Agreement. Each of the Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Company Material Adverse Effect.

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(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 3.01(b) of the Company Disclosure Schedule. Except as disclosed in Section 3.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

SECTION 3.02         Certificate of Incorporation and By-laws. The Company has heretofore furnished to RLJ a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents.

SECTION 3.03         Capitalization. (a) The authorized capital stock of the Company consists of (i) 500,000,000 shares of Company Common Stock and (ii) 25,000,000 shares of preferred stock, $0.0001 par value per share (“Company Preferred Stock”), of which (A) 5,000,000 shares have been designated series A junior participating preferred stock; (B) 30,000 shares have been designated Series B Preferred Stock, and (C) 270,000 shares have been designated series C junior participating preferred stock. As of the date of this Agreement, (i) 256,402,133 shares of Company Common Stock are issued and outstanding, all of which are validly issued and are fully paid and nonassessable, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) no shares of Company Common Stock are held by the Company Subsidiaries, and (iv) 12,956,986 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Stock Options, Company Restricted Stock Awards and other purchase rights (the “Company Stock Awards”) granted pursuant to the Company Stock Option Plans. As of the date of this Agreement, there are no shares of Company Preferred Stock issued and outstanding, other than 22,600 shares of Series B Preferred Stock, all of which were validly issued, fully paid and nonassessable. Except as set forth in this Section 3.03, or the Stockholder Support Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Section 3.03(a) of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Award outstanding as of the date of this Agreement: (i) the name of the Company Stock Award recipient; (ii) the particular plan pursuant to which such Company Stock Award was granted; (iii) the number of shares of Company Common Stock subject to such Company Stock Award; (iv) the exercise or purchase price of such Company Stock Award; (v) the date on which such Company Stock Award was granted; (vi) the applicable vesting schedule; (vii) the date on which such Company Stock Award expires; and (viii) whether the exercisability of or right to repurchase such Company Stock Award will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration. The Company has made available to RLJ accurate and complete copies of all Company Stock Option Plans pursuant to which Company has granted the Company Stock Awards that are currently outstanding and the form of all stock award agreements evidencing such Company Stock Awards. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person. Except as set forth in Section 3.03(a) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Award as a result of the Image Merger. All outstanding shares of Company Common Stock, all outstanding Company Stock Awards, and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws and (ii) all requirements set forth in applicable contracts.

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(b) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or any Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

SECTION 3.04         Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Image Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Company Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by RLJ, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company Board has approved this Agreement and the Transactions and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203(a) of the DGCL shall not apply to the Image Merger or any of the Transactions. To the Knowledge of the Company, no other state takeover statute is applicable to the Image Merger or the other Transactions.

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SECTION 3.05         No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) to the Knowledge of the Company, conflict with or violate any United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii)  result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, and would not have a Company Material Adverse Effect.

SECTION 3.06         Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”). No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Company Material Adverse Effect.

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SECTION 3.07         SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since April 1, 2009, together with any amendments, restatements or supplements thereto, and will file all such forms, reports and documents required to be filed subsequent to the date of this Agreement (the “Additional Company SEC Reports”). The Company has made available to RLJ, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended March 31, 2009, 2010 and 2011, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended June 30, 2011, September 30, 2011 and December 31, 2011, (iii) all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since March 31, 2009 and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since April 1, 2009 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being, collectively, the “Company SEC Reports”). The Company SEC Reports were, and the Additional Company SEC Reports will be, prepared in all material respects in accordance with either the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations promulgated thereunder. The Company SEC Reports did not, and the Additional Company SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Company SEC Report or Additional Company SEC Report has been or is revised or superseded by a later filed Company SEC Report or Additional Company SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any form, report or other document with the SEC.

(b) The consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein.

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as at December 31, 2011, including the notes thereto (the “2011 Company Balance Sheet”), neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for (i) liabilities and obligations incurred since the date of the 2011 Company Balance Sheet in the ordinary course of business which are not, individually or in the aggregate, material to the Company and the Company Subsidiaries taken as a whole; (ii) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement; and (iii) liabilities and obligations which are not, individually or in the aggregate, material to the Company and the Company Subsidiaries taken as a whole.

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(d) The Company has heretofore furnished to RLJ complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

(e) The Company has made available to RLJ all comment letters received by the Company from the SEC or the staff thereof since April 1, 2009 and all responses to such comment letters filed by or on behalf of the Company.

(f) To the Knowledge of the Company, each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since April 1, 2009.

(g) The Company has timely filed and made available to RLJ all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report (the “Company Certifications”). Each of the Company Certifications is true and correct. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Company and its Company Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents. Section 3.07(g) of the Company Disclosure Schedule lists, and the Company has made available to RLJ, complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. As used in this Section 3.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(h) The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. The Company has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company and its Company Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Section 3.07(h) of the Company Disclosure Schedule lists, and the Company has made available to RLJ complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

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(i) Section 3.07(i) of the Company Disclosure Schedule contains a description of all non-audit services performed by the Company’s auditors for the Company and the Company Subsidiaries since April 1, 2009 and the fees paid for such services; further, all such non-audit services were approved by the audit committee of the Company Board. The Company has no off-balance sheet arrangements.

(j) Since April 1, 2009, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company. Since April 1, 2009, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(k) To the Knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Company nor any Company Subsidiary nor any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(l) All accounts receivable of the Company and its Company Subsidiaries reflected on the 2011 Company Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with SEC regulations and GAAP applied on a consistent basis and are not subject to valid defenses, setoffs or counterclaims. The Company’s reserve for contractual allowances and doubtful accounts is adequate and has been calculated in a manner consistent with past practices. Since the date of the 2011 Company Balance Sheet, neither the Company nor any of its Company Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which the Company or any of its Company Subsidiaries sell goods, fill orders or record sales.

(m) All accounts payable of the Company and its Company Subsidiaries reflected on the 2011 Company Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business. Since the date of the 2011 Company Balance Sheet, the Company and its Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

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SECTION 3.08         Absence of Certain Changes or Events. Since March 31, 2011, except as set forth in Section 3.08 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement , or specifically disclosed in any Company SEC Report filed since March 31, 2011 and prior to the date of this Agreement, (a) the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01.

SECTION 3.09         Absence of Litigation. Except as set forth in Section 3.09 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (an “Action”), pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority. Neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 3.10         Employee Benefit Plans. (a) Section 3.10(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control or other benefit plans, programs or arrangements, and all employment and consulting contracts or agreements to which the Company or any ERISA Affiliate is a party, with respect to which the Company or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer, director and/or consultant of the Company or any ERISA Affiliate, (ii) each employee benefit plan for which the Company or any ERISA Affiliate could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, and (iii) any plan in respect of which the Company or any ERISA Affiliate could incur liability under Section 4212(c) of ERISA (collectively, the “Plans”). For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be treated as a “single employer” for purposes of Sections 414(b), (c) and/or (m) of the Code.

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(b) With respect to each Plan, the Company has furnished to RLJ (i) a true and complete copy of each Plan, as currently in effect, and each material contract, if any, prepared in connection with each such Plan, (including, without limitation, a copy of each trust or other funding arrangement), (ii) copies of the most recent summary plan description, and all summaries of material modifications related thereto, distributed to participants in such Plan, if applicable, (iii) copies of the three (3) most recently filed Internal Revenue Service (“IRS”) Form 5500 annual reports and accompanying schedules, if applicable, (iv) a copy of the most recently received IRS determination letter for such Plan, if any, and (v) copies of the non-discrimination testing results, if applicable, for the three (3) most recent Plan years. Neither the Company nor any Company Subsidiary has any express or implied commitment (i) to create or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any other contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by (or necessary to bring a Plan into compliance with) applicable Law, including, without limitation, ERISA and the Code.

(c) None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Company Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). None of the Plans obligates the Company or any Company Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or obligates the Company or any Company Subsidiary to make any payment or provide any benefit as a result of a “change in control” that would be classified as “excess parachute payments” within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary, except to the extent required by applicable Law, including, without limitation, Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, and no Plan is a self insured group health plan. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(d) Each Plan is now and has, since its inception, been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in material default under or in material violation of, and have no knowledge of any material default or material violation by any party to, any Plan. No Action is pending or, to the Knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course, appeals of such claims and proceedings with respect to domestic relations orders).

(e) Each Plan that is intended to be qualified under Section 401(a) of the Code (i) has received a favorable determination letter from the IRS that such Plan is so qualified, (ii) has a timely filed request for such a letter pending with the IRS, or (iii) is a prototype or volume submitter plan entitled to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan. To the Knowledge of the Company, no fact or event has occurred since the date of the most recent such determination letter that could reasonably be expected to adversely affect the qualified status of any such Plan.

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(f) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan, in either case which could result in a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has incurred any material liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course and other than any such liability that has been satisfied in full prior to the Closing), including, without limitation, any material liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and, to the Knowledge of the Company, no fact or event exists which could reasonably be expected to give rise to any such liability.

(g) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates, except as could not result in a Company Material Adverse Effect. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

(h) All directors, officers, management employees, and technical and professional employees of the Company and the Company Subsidiaries are under written obligation to the Company and the Company Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Company Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

SECTION 3.11         Labor and Employment Matters. (a) Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, (i) there are no controversies pending or, to the Knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees, which controversies would, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would have a Company Material Adverse Effect; (ii) neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, nor, to the Knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company nor any Company Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any Company Subsidiary under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Company Subsidiary; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

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(b) The Company and the Company Subsidiaries are in compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Company Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and the Company Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company. There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Company Subsidiary has employed or employ any person.

SECTION 3.12         Real Property; Title to Assets. (a) Neither the Company nor any Company Subsidiary owns a fee interest in any real property.

(b) Section 3.12(b) of the Company Disclosure Schedule lists each parcel of real property currently leased or subleased by the Company or any Company Subsidiary, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions payable by the Company or any Company Subsidiary in connection therewith and each amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been delivered to RLJ. All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s Knowledge, by the other party to such lease or sublease, or person in the chain of title to such leased premises.

(c) There are no contractual or legal restrictions that preclude or restrict the ability to use any real property owned or leased by the Company or any Company Subsidiary for the purposes for which it is currently being used. There are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, owned or leased by the Company or any Company Subsidiary other than those that would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Company Material Adverse Effect.

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(d) Each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer, except for any of the foregoing that do not materially interfere with the present value of the subject property.

SECTION 3.13         Intellectual Property. Except as set forth in Section 3.13 of the Company Disclosure Schedule, (a) the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party; (b) all independent contractors who have created Intellectual Property for the Company or any of the Company Subsidiaries have executed written assignments to the Company or the applicable Company Subsidiary of their entire right, title, and interest in and to such Intellectual Property, or have executed a written, valid exclusive license to the Company or the applicable Company Subsidiary of such Intellectual Property, such that all Intellectual Property described in this Section 3.13(b) constitutes either Company Owned Intellectual Property or Company Licensed Intellectual Property; (c) and no claim has been asserted or threatened to be asserted to the Company that the conduct of the business of the Company and the Company Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property Rights of any third party; (d) with respect to each item of Intellectual Property owned by the Company or a Company Subsidiary (“Company Owned Intellectual Property”), the Company or a Company Subsidiary is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business; (e) with respect to each item of Intellectual Property licensed to the Company or a Company Subsidiary (“Company Licensed Intellectual Property”), the Company or a Company Subsidiary has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of a valid license agreement governing such Company Licensed Intellectual Property; (f) the Company Owned Intellectual Property is valid, enforceable, and subsisting, and has not been adjudged invalid or unenforceable in whole or in part, and there is no pending proceeding in which any claim has been asserted that any Company Owned Intellectual Property is invalid or unenforceable; (g) to the Knowledge of the Company, no person is engaging in any activity that infringes upon the Company Owned Intellectual Property; (h) to the Knowledge of the Company, each license of the Company Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect; (i) the Company is not and no other party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder; (j) neither the execution of this Agreement nor the consummation of any Transaction shall adversely affect any of the Company’s rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property; and (k) Section 3.13 of the Company Disclosure Schedule (i) lists all Open Source Software that has been included in any software distributed in any form or medium by the Company or a Company Subsidiary; (ii) states whether such Open Source Software has been modified by or for Company or a Company Subsidiary; and (iii) for all Proprietary Software that is distributed in connection with or interoperates with any Free Software, describes the interfaces between such Proprietary Software and Free Software, and lists the names of any related published application protocol interfaces (commonly known as “APIs”). As used in this Section 3.13(k), the following terms have the following meanings: “Company Software” means any computer software licensed, sold, or distributed by the Company or a Company Subsidiary; “Open Source Software” means any software generally available to the public in source code form under licenses approved by the Open Source Initiative, which licenses include without limitation the GNU General Public License, the GNU Lesser Public License, the Mozilla Public License, the Berkeley Science Division (BSD) License, and the Apache License; “Free Software” means any Open Source Software licensed under a license agreement that requires, as a condition of being distributed or otherwise, that the source code for the Open Source Software or any derivative works thereof be made available to licensees to whom such software is distributed; “Proprietary Software” means any portion of the Company Software that has been distributed in object code form only, or that is available in source code form only upon the occurrence of an event such as cessation of business or business distress, such as part of a software code escrow.

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SECTION 3.14         Taxes(a) The Company and each of its Company Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or any of its Company Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Image Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) as of the date hereof, do not have any deficiency, audit, examination, investigation or other proceeding in respect of material Taxes or Tax matters pending or proposed or threatened in writing; and (v) have provided adequate reserves in accordance with U.S. GAAP in the most recent consolidated financial statements of the Company and its Company Subsidiaries, for any material Taxes of the Company or any of its Company Subsidiaries that have not been paid, whether or not shown as being due on any Tax Return.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, or Tax allocation agreement (other than customary contractual provisions in financing or other commercial agreements entered into in the ordinary course of business).

(c) None of the Company and its Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Image Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Image Effective Time under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Image Effective Time; or (iii) installment sale or intercompany transaction (as defined in Treasury regulations section 1502-13) made on or prior to the Image Effective Time.

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(d) Each of the Company and its Company Subsidiaries has withheld and paid to the appropriate Taxing authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(e) Neither the Company nor any of its Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than the group, the common parent of which is or was the Company).

(f) Neither the Company nor any of its Company Subsidiaries has any material liability for the Taxes of any person (other than the Company and its Company Subsidiaries) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Neither the Company nor any of its Company Subsidiaries has any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary and any Tax authority.

(h) The Company has made available to RLJ true and correct copies of the U.S. federal income Tax Returns filed by the Company and its Company Subsidiaries for tax years 2007 through 2011.

(i) There is no contract or agreement, plan or arrangement by the Company or its Company Subsidiaries covering any person that, individually or collectively, would constitute compensation in excess of the deduction limitation set forth in Section 162(m) of the Code, except as described in the Company Reports or as may arise as a result of the Image Merger.

(j) Neither the Company nor any of its Company Subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k) The Company and its Company Subsidiaries are, and have at all times been, in compliance in all material respects with the provisions of Sections 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder, and neither the Company nor any of the Company Subsidiaries has engaged in or entered into a “listed transaction” with the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(c)(3).

(l) To the Knowledge of the Company, neither the Company nor any of its Company Subsidiaries or affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Mergers from qualifying as an integrated exchange governed by the provisions of Section 351 of the Code.

(m) Neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or, to the Knowledge of the Company or any of its Company Subsidiaries, threatening to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

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(n) There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except liens for current Taxes not yet due.

(o) None of the Company and its Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p) As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes,”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (i) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Governmental Authority relating to Taxes.

SECTION 3.15         Environmental Matters. Except as described in Section 3.15 of the Company Disclosure Schedule or as would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Company Material Adverse Effect, (a) none of the Company nor any of the Company Subsidiaries has violated or is in violation of any Environmental Law; (b) none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances; (d) none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable under any Environmental Law (including, without limitation, pending or threatened liens); (e) each of the Company and each Company Subsidiary has all permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”); and (f) each of the Company and each Company Subsidiary has always been and is in compliance with its Environmental Permits.

SECTION 3.16         Company Rights Agreement. On January 8, 2010, that certain Rights Agreement, between the Company and Computershare Trust Company, N.A., as rights agent, dated as of October 31, 2005, as amended (the “Company Rights Agreement”), was terminated pursuant to its terms and the Company is not a party to any other rights agreement. As a result of the termination of the Company Rights Agreement, the holders of the Company’s preferred stock purchase rights (“Rights”) issued pursuant to the Company Rights Agreement no longer hold Rights and are no longer entitled to the rights set forth in the Company Rights Agreement.

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SECTION 3.17         Material Contracts. (a)  Subsections (i) through (xi) of Section 3.17(a) of the Company Disclosure Schedule list the following types of contracts and agreements to which the Company or any Company Subsidiary is a party (such contracts and agreements as are required to be set forth in Section 3.17(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)	each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Company Subsidiaries;

(ii)	the contracts and agreements that account for approximately ninety-two percent (92%) of the consolidated revenue of the Company and the Company Subsidiaries for the twelve month period ended December 31, 2011, which contracts and agreements are set forth on Section 3.17(a)(ii) of the Company Disclosure Schedule;

(iii)	all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party;

(iv)	all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(v)	all contracts and agreements evidencing indebtedness;

(vi)	all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party;

(vii)	all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

(viii)	all contracts and agreements providing for benefits under any Plan;

(ix)	all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses;

(x)	all contracts for employment required to be listed in Section 3.10 of the Company Disclosure Schedule; and

(xi)	all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company, any Company Subsidiary or the conduct of their respective businesses, or the absence of which would, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would have a Company Material Adverse Effect.

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(b) Except as would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the Knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in material breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s Knowledge, no other party is in breach or violation of, or default under, any Material Contract; (iii) the Company and the Company Subsidiaries have not received any claim of default under any such agreement; and (iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of the Company or any Company Subsidiary under any Material Contract. The Company has furnished or made available to RLJ true and complete copies of all Material Contracts, including any amendments thereto.

SECTION 3.18         Insurance. (a) Section 3.18(a) of the Company Disclosure Schedule sets forth, with respect to each insurance policy under which the Company or any Company Subsidiary has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past three (3) years, (i) the name of the insurer, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium charged. All material insurable risks of the Company and the Company Subsidiaries in respect of the businesses of each are covered by such insurance policies.

(b) With respect to each such insurance policy: (i) the policy is, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c) At no time subsequent to April 1, 2009 has the Company or any Company Subsidiary (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed in Section 3.18(a) of the Company Disclosure Schedule will not be available in the future substantially on the same terms as are now in effect.

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SECTION 3.19         Board Approval; Vote Required. (a) The Special Committee, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Image Merger are in the best interests of the Company and its stockholders and (ii) recommended to the Company Board that it approve and adopt this Agreement and declare its advisability and approve the Image Merger and the other Transactions. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Image Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Image Merger and declared their advisability, (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Image Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting and (iv) confirmed that the Company Stock Options will be terminated prior to the Image Effective Time.

(b) The only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Image Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the approval and adoption of this Agreement.

SECTION 3.20         Customers and Suppliers. Section 3.20 of the Company Disclosure Schedule sets forth a true and complete list of the top ten customers of the Company and its Company Subsidiaries (based on the revenue from such customer during the 12-month period ended December 31, 2011. No customer that accounted for more than two percent of the Company’s consolidated revenues during the 12-month period ended December 31, 2011 and no material supplier of the Company and its Company Subsidiaries, (i) has cancelled or otherwise terminated any contract with the Company or any Company Subsidiary prior to the expiration of the contract term, (ii) has returned, or threatened to return, a substantial amount of any of the products, equipment, goods and services purchased from the Company or any Company Subsidiary, or (iii) to the Company’s Knowledge, has threatened, or indicated its intention, to cancel or otherwise terminate its relationship with the Company or its Company Subsidiaries or to reduce substantially its purchase from or sale to the Company or any Company Subsidiary of any products, equipment, goods or services. Neither the Company nor any Company Subsidiary has (i) breached, in any material respect, any agreement with or (ii) engaged in any fraudulent conduct with respect to, any such customer or supplier of the Company or a Company Subsidiary.

SECTION 3.21         Certain Business Practices. None of the Company, any Company Subsidiary or, to the Company’s Knowledge, any directors or officers, agents or employees of the Company or any Company Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any payment in the nature of criminal bribery.

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SECTION 3.22         Interested Party Transactions. No director, officer or other affiliate of the Company or any Company Subsidiary has or has had, directly or indirectly, (i) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (iii) a beneficial interest in any contract or agreement disclosed in Section 3.17(a) of the Company Disclosure Schedule; or (iv) any contractual or other arrangement with the Company or any Company Subsidiary; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 3.22. The Company and the Company Subsidiaries have not, since April 1, 2009, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

SECTION 3.23         Opinion of Financial Advisor. The Company has received the written opinion of Salem Partners LLC, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Per Share Merger Consideration is fair, from a financial point of view, to the Company’s stockholders, a copy of which opinion will be delivered to RLJ promptly after the date of this Agreement.

SECTION 3.24         Brokers. No broker, finder or investment banker (other than EarlyBirdCapital, Inc. and Salem Partners LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to RLJ a complete and correct copy of all agreements between the Company and EarlyBirdCapital, Inc. and between the Company and Salem Partners LLC, pursuant to which such firms would be entitled to any payment relating to the Transactions.

Article IV

REPRESENTATIONS AND WARRANTIES OF RLJ

As an inducement to the Company to enter into this Agreement, and subject to the disclosure set forth in the disclosure schedule which has been prepared by RLJ and delivered by RLJ to the Company concurrently with the execution of this Agreement (the “RLJ Disclosure Schedule”), RLJ hereby represents and warrants to the Company that:

SECTION 4.01         Corporate Organization. RLJ is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay RLJ from performing its obligations under this Agreement and would not have a RLJ Material Adverse Effect.

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SECTION 4.02         Certificate of Incorporation and By-Laws. RLJ has heretofore furnished to the Company a complete and correct copy of the Certificate of Incorporation and the By-Laws of RLJ, as amended to date. Such Certificate of Incorporation and By-Laws are in full force and effect. RLJ is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

SECTION 4.03         Capitalization. (a) The authorized capital stock of RLJ consists of (i) 250,000,000 shares of RLJ Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share (“RLJ Preferred Stock”). As of the date of this Agreement, (i) 17,968,750 shares of RLJ Common Stock are issued and outstanding (which includes 13,622,664 shares subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable, (ii) no shares of RLJ Common Stock are held in the treasury of RLJ, and (iii) 21,041,667 shares of RLJ Common Stock are reserved for future issuance pursuant to warrants. As of the date of this Agreement, there are no shares of RLJ Preferred Stock issued and outstanding. Except as set forth in this Section 4.03, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of RLJ or obligating RLJ to issue or sell any shares of capital stock of, or other equity interests in, RLJ. All shares of RLJ Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of RLJ to repurchase, redeem or otherwise acquire any shares of RLJ Common Stock. There are no outstanding contractual obligations of RLJ to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(b) RLJ shall cause the shares of Holdings Common Stock to be issued pursuant to the Mergers in accordance with Section 2.01 (i) to be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, Holdings’ Certificate of Incorporation or By-Laws or any agreement to which the Holdings shall be a party or be bound and (ii) to be, when issued, registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

SECTION 4.04         Authority Relative to This Agreement. RLJ has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by RLJ and the consummation by RLJ of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of RLJ are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the RLJ Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of RLJ Common Stock, and the filing and recordation of appropriate merger documents as required by Nevada Law). This Agreement has been duly and validly executed and delivered by RLJ and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of RLJ, enforceable against RLJ in accordance with its terms.

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SECTION 4.05         No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by RLJ do not, and the performance of this Agreement by RLJ will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of either RLJ, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to RLJ or by which any of its property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of RLJ pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which RLJ is a party or by which RLJ or any of its property or assets is bound or affected, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay RLJ from performing its obligations under this Agreement and would not have a RLJ Material Adverse Effect.

(b) The execution and delivery of this Agreement by RLJ do not, and the performance of this Agreement by RLJ will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and Nevada Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent RLJ from performing its material obligations under this Agreement.

SECTION 4.06         Permits; Compliance. Except as disclosed in Section 4.06 of the RLJ Disclosure Schedule, RLJ is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for RLJ to own, lease and operate its properties or to carry on its business as it is now being conducted (the “RLJ Permits”). No suspension or cancellation of any of the RLJ Permits is pending or, to the knowledge of RLJ, threatened. RLJ is not in conflict with, or in default, breach or violation of, (a) any Law applicable to RLJ or by which any property or asset of RLJ is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, RLJ Permit, franchise or other instrument or obligation to which RLJ is a party or by which RLJ or any property or asset of RLJ is bound, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay RLJ from performing its obligations under this Agreement and would not have a RLJ Material Adverse Effect.

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SECTION 4.07         SEC Filings; Financial Statements. (a) RLJ has filed all forms, reports and documents required to be filed by it with the SEC since its inception, together with any amendments, restatements or supplements thereto, and will file all such forms, reports and documents required to be filed subsequent to the date of this Agreement (the “Additional RLJ SEC Reports”). RLJ has made available to the Company, in the form filed with the SEC, (i) its Quarterly Reports on Form 10-Q for the periods ended March 31, 2011, June 30, 2011 and September 30, 2011, and (ii) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (i) above) filed by the Company with the SEC since its inception (the forms, reports and other documents referred to in clauses (i) and (ii) above being, collectively, the “RLJ SEC Reports”). The RLJ SEC Reports were, and the Additional RLJ SEC Reports will be, prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. The RLJ SEC Reports did not, and the Additional RLJ SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any RLJ SEC Report or Additional RLJ SEC Report has been or is revised or superseded by a later filed RLJ SEC Report or Additional RLJ SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the RLJ SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of RLJ as at the respective dates thereof and for the respective periods indicated therein.

(c) Except as and to the extent set forth on the balance sheet of RLJ as at December 31, 2011, including the notes thereto (the “2011 RLJ Balance Sheet”), RLJ has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for (i) liabilities and obligations incurred since the date of the 2011 RLJ Balance Sheet in the ordinary course of business which are not, individually or in the aggregate, material to RLJ; (ii) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement; and (iii) liabilities and obligations which are not, individually or in the aggregate, material to RLJ.

(d) RLJ has heretofore furnished to the Company complete and correct copies of all amendments and modifications that have not been filed by RLJ with the SEC to all agreements, documents and other instruments that previously had been filed by RLJ with the SEC and are currently in effect.

(e) RLJ has made available to the Company all comment letters received by RLJ from the SEC or the staff thereof since its inception and all responses to such comment letters filed by or on behalf of RLJ.

(f) To the knowledge of RLJ, each director and executive officer of RLJ has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

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(g) RLJ has timely filed and made available to the Company all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any RLJ SEC Report (the “RLJ Certifications”). Each of the RLJ Certifications is true and correct. RLJ maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Company and its Company Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents. Section 4.07(g) of the RLJ Disclosure Schedule lists, and RLJ has made available to the Company, complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. As used in this Section 4.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(h) RLJ maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. RLJ has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. RLJ maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Section 4.07(h) of the RLJ Disclosure Schedule lists, and RLJ has made available to the Company complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(i) Section 4.07(i) of the RLJ Disclosure Schedule contains a description of all non-audit services performed by RLJ’s auditors for RLJ since the date of RLJ’s formation and the fees paid for such services; further, all such non-audit services were approved by the audit committee of the RLJ Board. RLJ has no off-balance sheet arrangements.

(j) Neither RLJ nor, to the knowledge of RLJ, any manager, director, officer, employee, auditor, accountant or representative of RLJ has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of RLJ or their respective internal accounting controls, including any complaint, allegation, assertion or claim that RLJ has engaged in questionable accounting or auditing practices. No attorney representing RLJ, whether or not employed by RLJ, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by RLJ or any of its officers, directors, employees or agents to the RLJ Board or any committee thereof or to any director or officer of RLJ. Since RLJ’s inception, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the RLJ Board or any committee thereof.

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(k) To the knowledge of RLJ, no employee of RLJ has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither RLJ nor any officer, employee, contractor, subcontractor or agent of RLJ has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of RLJ in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(l) All accounts payable of RLJ reflected on the 2011 RLJ Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business. Since the date of the 2011 RLJ Balance Sheet, RLJ has not altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.

SECTION 4.08         Absence of Certain Changes or Events. Since December 31, 2011, except as set forth in Section 4.08 of the RLJ Disclosure Schedule, or as expressly contemplated by this Agreement, or specifically disclosed in any RLJ SEC Report filed since December 31, 2011 and prior to the date of this Agreement, (a) RLJ has conducted its business only in the ordinary course and in a manner consistent with past practice, and (b) there has not been any RLJ Material Adverse Effect.

SECTION 4.09         Absence of Litigation. Except as set forth in Section 4.09 of the RLJ Disclosure Schedule, there is no Action pending or, to the knowledge of RLJ, threatened against RLJ, or any property or asset of RLJ, before any Governmental Authority. Neither RLJ nor any material property or asset of RLJ is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of RLJ, continuing investigation by, any Governmental Authority.

SECTION 4.10         Board Approval; Vote Required. (a) The RLJ Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Mergers are fair to and in the best interests of RLJ and its stockholders, (ii) approved this Agreement and the Mergers and declared their advisability, (iii) recommended that the stockholders of RLJ approve and adopt this Agreement and approve the Mergers and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by RLJ’s stockholders at the RLJ Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of RLJ necessary to approve this Agreement, the RLJ Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of RLJ Common Stock in favor of the approval and adoption of this Agreement.

SECTION 4.11         Operations of Holdings, RLJ Sub and Image Sub. Holdings shall be a direct, wholly owned subsidiary of RLJ, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Each of RLJ Sub and Image Sub shall be a direct, wholly owned subsidiary of Holdings, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the Closing, each of Holdings, RLJ Sub or Image Sub shall have engaged in no other business activities and shall have conducted its operations only as contemplated by this Agreement.

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SECTION 4.12         Tax Matters. To the knowledge of RLJ, neither RLJ nor any of its affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Mergers from qualifying as an integrated exchange governed by the provisions of Section 351 of the Code.

SECTION 4.13         Brokers. No broker, finder or investment banker (other than Lazard Capital Markets and Lazard Middle Market) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of RLJ. RLJ has heretofore furnished to the Company a complete and correct copy of all agreements between RLJ and Lazard Capital Markets and between RLJ and Lazard Middle Market, pursuant to which such firms would be entitled to any payment relating to the Transactions.

SECTION 4.14         RLJ Trust Fund. (a) As of the date of this Agreement (and immediately prior to the Image Effective Time), RLJ has (and will have immediately prior to the Image Effective Time) at least that amount set forth on RLJ’s balance sheet dated as of December 31, 2011 (which has previously been delivered to the Company) less (i) Taxes paid or payable with respect thereto, (ii) up to two million dollars ($2,000,000) in interest income (net of franchise and income taxes payable) which may be used by RLJ for working capital purposes and (iii) distributions to RLJ of the amount requested by RLJ to be used to redeem the shares of RLJ Common Stock held by stockholders of RLJ who shall have exercised their Redemption Rights (the “Minimum Trust Amount”) in the trust fund established by RLJ for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at J.P. Morgan Chase Bank (the “Trust Account”), such monies invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and held in trust by Continental Stock Transfer & Trust Co. (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of February 22, 2011, between RLJ and the Trustee (the “Trust Agreement”). Upon consummation of the Mergers and notice thereof to the Trustee pursuant to the Trust Agreement, RLJ shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of RLJ due and owing or incurred at or prior to the Image Effective Time shall be paid as and when due, including all amounts payable (i) to stockholders of RLJ who shall have exercised their Redemption Rights, (ii) to the underwriters, of approximately $3.6 million, for deferred underwriting commissions placed in the Trust Fund and payable upon consummation of the Merger, (iii) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (iv) to the Trustee for fees and costs incurrent in accordance with the Trust Agreement; and (v) to third parties (e.g., professionals, printers, etc.) who have rendered services to RLJ in connection with its efforts to effect the Mergers.

(b) As of the Image Effective Time, those obligations of RLJ to dissolve or liquidate within a specified time period as contained in RLJ’s Articles of Incorporation will be terminated and RLJ shall have no obligation whatsoever to dissolve and liquidate the assets of RLJ by reason of the consummation of the Mergers, and no RLJ stockholder shall be entitled to receive any amount from the Trust Fund or the Company except, with respect to the Trust Fund only, to the extent such stockholder exercises its Redemption Right.

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SECTION 4.15         Prior Business Operations. RLJ has limited its activities to those activities (a) contemplated in the Prospectus or (b) otherwise necessary to consummate the transactions contemplated by this Agreement, the Preferred Stock Purchase Agreement and the Acorn Purchase Agreement. RLJ has no employees, employee benefit plans or subsidiaries and, as of the date of Closing, shall have no subsidiaries other than Holdings, RLJ Sub and Image Sub.

SECTION 4.16         Investment Company Act. RLJ is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

Article V

CONDUCT OF BUSINESS PENDING THE MERGERS

SECTION 5.01         Conduct of Business by the Company Pending the Mergers. The Company agrees that, between the date of this Agreement and the Image Effective Time, except as expressly contemplated by any other provision of this Agreement, unless RLJ shall otherwise consent in writing, such consent not to be unreasonably withheld:

(i)          the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

(ii)         the Company shall use all reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Image Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of RLJ, which consent shall not be unreasonably withheld:

(a)          amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

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(b)          issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (except for the issuance of up to a maximum of Twelve Million Nine Hundred Fifty Six Thousand and Nine Hundred Eighty Six (12,956,986) shares of Company Common Stock issuable pursuant to employee stock options to purchase shares of Company Common Stock outstanding on the date hereof) or (ii) any assets of the Company or any Company Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

(c)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d)          reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e)          (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice; (iv) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $1,000,000 or capital expenditures which are, in the aggregate, in excess of $5,000,000 for the Company and the Company Subsidiaries taken as a whole (excluding costs of production, licenses and distribution arrangements in the ordinary course); or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(e);

(f)          hire any additional employees or consultants except in the ordinary course of business or to fill current vacancies or vacancies arising after the date of this Agreement due to the termination of any employee’s employment or consultant’s services, or increase the compensation payable or to become payable or the benefits provided to its directors, officers, employees or consultants, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any Company Subsidiary who are not directors or officers of the Company, or grant any severance or termination pay to, or enter into any employment, consulting or severance agreement with, any director, officer, employee or consultant of the Company or of any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee except as required by Law;

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(g)          exercise its discretion with respect to or otherwise voluntarily accelerate the vesting of any Company Stock Option as a result of the Merger, any other change of control of the Company (as defined in the Company Stock Option Plans) or otherwise;

(h)          take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

(i)           make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability;

(j)           pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practice;

(k)          amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder, except in the ordinary course of business;

(l)           commence or settle any Action;

(m)         permit any item of Company Owned Intellectual Property to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every item of Company Owned Intellectual Property, except in the ordinary course of business;

(n)         fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or

(o)         announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

SECTION 5.02         Conduct of Business by RLJ Pending the Mergers. Except as expressly contemplated by any other provision of this Agreement, RLJ agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Image Effective Time, RLJ shall not, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Company:

(a)          engage in any action that could reasonably be expected to cause the Mergers to fail to qualify as an “integrated exchange” governed by the provisions of Section 351 of the Code; or

(b)          take any action that would reasonably be likely to prevent, interfere with or materially delay the Mergers.

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SECTION 5.03         Claims Against Trust Account. (a) The Company understands that, except for a portion of the interest earned on the amounts held in the Trust Fund, RLJ may disburse monies from the Trust Fund only: (i) to its public stockholders who exercise their Redemption Rights or in the event of the dissolution and liquidation of RLJ, (ii) to RLJ (less RLJ’s deferred underwriting compensation only) after RLJ consummates a business combination (as described in the Prospectus) or (iii) as consideration to the sellers of a target business with which RLJ completes a business combination.

(b) The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Image Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and RLJ on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 5.03(b) as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof. In the event that the Company commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to RLJ, which proceeding seeks, in whole or in part, relief against the Trust Fund or the public stockholders of RLJ, whether in the form of money damages or injunctive relief, RLJ shall be entitled to recover from the Company the associated legal fees and costs in connection with any such action, in the event RLJ prevails in such action or proceeding.

Article VI

ADDITIONAL AGREEMENTS

SECTION 6.01         Registration Statement; Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, (i) RLJ and the Company shall prepare and file with the SEC the joint proxy statement/prospectus (as amended or supplemented, the “Joint Proxy Statement”) to be sent to the stockholders of the Company relating to the meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”) to be held to consider to be held to consider, among other things, (1) approval and adoption of this Agreement and (2) an adjournment proposal and (B) to the stockholders of RLJ relating to the meeting of RLJ’s stockholders (the “RLJ Stockholders’ Meeting”) to be held to consider, among other things, approval and adoption of (1) this Agreement, and (3) any other proposals the parties deem necessary to effectuate the Merger and (ii) Holdings shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Joint Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Holdings Common Stock to be issued to the stockholders of the Company pursuant to the Mergers. Holdings, RLJ and the Company each shall use their reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Holdings and RLJ shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Holdings Common Stock pursuant to the Mergers. The Company shall furnish all information concerning the Company as Holdings and RLJ may reasonably request in connection with such actions and the preparation of the Registration Statement and Joint Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, the Company and RLJ shall each mail the Joint Proxy Statement to its respective stockholders.

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(b) Except as provided in Section 6.04(c), the Company covenants that none of the Company Board or any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to RLJ, the approval or recommendation by the Company Board or any committee thereof of this Agreement, the Image Merger or any other Transaction (the “Company Recommendation”) and the Joint Proxy Statement shall include the recommendation of the Company Board to the stockholders of the Company in favor of approval and adoption of this Agreement and approval of the Merger.

(c) No amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by Holdings, RLJ or the Company without the approval of the other parties (such approval not to be unreasonably withheld or delayed). Holdings, RLJ and the Company each will advise the others, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Holdings Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(d) RLJ represents that the information supplied by RLJ for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and RLJ, (iii) the time of the Company Stockholders’ Meeting, (iv) the time of the RLJ Stockholders’ Meeting, and (v) the Image Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Image Effective Time, any event or circumstance relating to RLJ, or its officers or directors, should be discovered by RLJ which should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement, RLJ shall promptly inform the Company. All documents that RLJ is responsible for filing with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

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(e) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and the stockholders of RLJ, (iii) the time of the Company Stockholders’ Meeting, (iv) the time of the RLJ Stockholders’ Meeting, and (v) the Image Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Image Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement, the Company shall promptly inform RLJ. All documents that the Company is responsible for filing with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

SECTION 6.02         Stockholders’ Meetings. (a) The Company shall call and hold the Company Stockholders’ Meeting as promptly as practicable for the purpose of voting upon the approval and adoption of this Agreement and the Company shall use its reasonable efforts to hold the Company Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective. The Company shall use its reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders, except in the event and to the extent that the Company Board, in accordance with Section 6.04(c), withdraws or modifies its recommendation to the stockholders of the Company in favor of the approval and adoption of this Agreement.

(b) RLJ shall call and hold the RLJ Stockholders’ Meeting as promptly as practicable for the purpose of voting upon the approval and adoption of this Agreement and RLJ shall use its reasonable efforts to hold the RLJ Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective. RLJ shall use its reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders.

SECTION 6.03         Access to Information; Confidentiality. (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or RLJ or any of their respective subsidiaries is a party or pursuant to applicable Law, from the date of this Agreement until the Image Effective Time, the Company and RLJ shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request.

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(b) All information obtained by the parties pursuant to this Section 6.03 shall be kept confidential in accordance with the confidentiality agreement, dated September 6, 2011 (the “Confidentiality Agreement”), between RLJ and the Company.

(c) No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(d) The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of each Transaction.

(e) Notwithstanding anything in this agreement to the contrary, each party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

SECTION 6.04         No Solicitation of Transactions. (a) The Company agrees that neither it nor any Company Subsidiary nor any of the directors, officers or employees of it or any Company Subsidiary will, and that it will cause its and its Company Subsidiaries’ agents, advisors and other representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any Company Subsidiary), not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or (ii) enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any Competing Transaction, or (iv) authorize or permit any of the officers, directors or employees of the Company or any of its Company Subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Company Subsidiaries, to take any such action. The Company shall notify RLJ as promptly as practicable (and in any event within one (1) day after the Company attains knowledge thereof), orally and in writing, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer or inquiry or contact (including material amendments or proposed material amendments). The Company shall provide RLJ with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Competing Transaction. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party and the Company also agrees to promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition of stock or assets or otherwise) the Company or any Company Subsidiary, if any, to return (or if permitted by the applicable confidentiality agreement, destroy) all confidential information heretofore furnished to such person by or on behalf of the Company or any Company Subsidiary and, if requested by RLJ, to enforce such person’s obligation to do so.

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(b) Notwithstanding anything to the contrary in this Section 6.04, the Company Board may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer (a “Proposal”) regarding a Competing Transaction, and the Company Board has (i) determined, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation, including EarlyBirdCapital, Inc.), that such Proposal constitutes a Superior Proposal, or is reasonably likely to result in a Superior Proposal, (ii) determined, in its good faith judgment after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), that, in light of such Proposal, the furnishing of such information or entering into discussions is required to comply with its fiduciary obligations to the Company and its stockholders under applicable Law, (iii) provided written notice to RLJ of its intent to furnish information or enter into discussions with such person at least three (3) business days prior to taking any such action, and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement).

(c) Except as set forth in this Section 6.04(c), neither the Company Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Holdings or RLJ, the Company Recommendation (a “Change in the Company Recommendation”) or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction. Notwithstanding the foregoing, if the Company Board determines, in its good faith judgment prior to the time of the Company Stockholders’ Meeting and after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), that it is required to make a Change in the Company Recommendation to comply with its fiduciary obligations to the Company and its stockholders under applicable Law, the Company Board may recommend a Superior Proposal, but only (i) after providing written notice to RLJ (a “Notice of Superior Proposal”) advising RLJ that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so, and (ii) if RLJ does not, within five (5) business days of RLJ’s receipt of the Notice of Superior Proposal, make an offer that the Company Board determines, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation, including EarlyBirdCapital, Inc.) to be at least as favorable to the Company’s stockholders as such Superior Proposal. Any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal or offer for a Competing Transaction or otherwise in order to comply with its fiduciary obligations to the Company and its stockholders under applicable Law or Rule 14d-9 or 14e-2 will not constitute a violation of this Agreement, provided that such disclosure states that no action will be taken by the Company Board in violation of this Section 6.04(c). Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Company Stockholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Competing Transaction, or by any Change in the Company Recommendation. The Company shall not submit to the vote of its stockholders any Competing Transaction, or propose to do so.

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(d) A “Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Company Subsidiary; (ii) any sale, lease, exchange, transfer or other disposition of all or a substantial part of the assets of the Company or of any Company Subsidiary; (iii) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of the Company or of any Company Subsidiary; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company or of any Company Subsidiary; (v) any solicitation in opposition to approval and adoption of this Agreement by the Company’s stockholders; or (vi) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay any of the Transactions.

(e) A “Superior Proposal” means an unsolicited written bona fide offer to consummate any of the following transactions made by a third party that the Company Board determines, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation, including EarlyBirdCapital, Inc.), is capable of doing so: (i) a merger, consolidation, share exchange, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; or (ii) the acquisition by any person or group (including by means of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of 100% of the then outstanding shares of stock of the Company, in each case on terms (including conditions to consummation of the contemplated transaction) that the Company Board determines, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation, including EarlyBirdCapital, Inc.), to be more favorable to the Company stockholders than the Transactions and for which financing, to the extent required, is then committed.

SECTION 6.05         Employee Benefits Matters Employees of the Company or any Company Subsidiary shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by Holdings or any of its subsidiaries for service accrued or deemed accrued prior to the Image Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

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SECTION 6.06         Directors’ and Officers’ Indemnification and Insurance. (a) The Certificate of Incorporation and By-laws of the Image Surviving Corporation and Holdings shall contain provisions no less favorable with respect to indemnification than are set forth in Article 8 of the Certificate of Incorporation and Article 9 of the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Image Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Image Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

(b) The Image Surviving Corporation shall maintain in effect for at least six years from the Image Effective Time, the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Image Surviving Corporation or Holdings may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Image Effective Time

SECTION 6.07         Notification of Certain Matters. The Company shall give prompt notice to RLJ, and RLJ shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Company or RLJ, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 6.08         Company Affiliates. No later than thirty (30) days after the date of this Agreement, the Company shall deliver to RLJ a list of names and addresses of those persons who were, in the Company’s reasonable judgment, on the date of delivery of such list, affiliates (within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person being a “Company Affiliate”)) of the Company. The Company shall provide RLJ with such information and documents as RLJ shall reasonably request for purposes of reviewing such list. The Company shall use its reasonable efforts to deliver or cause to be delivered to RLJ, prior to the Image Effective Time, an affiliate letter in the form attached hereto as Exhibit C, executed by each of the Company Affiliates identified in the foregoing list and any person who shall, to the Knowledge of the Company, have become a Company Affiliate subsequent to the delivery of such list.

SECTION 6.09         Further Action; Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions and (ii) use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger; provided that neither Holdings nor RLJ will be required by this Section 6.09 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any assets that are material to RLJ, the Company and their subsidiaries, taken as a whole, or (B) limits RLJ’s freedom of action with respect to, or its ability to retain, the Company and the Company Subsidiaries or any portion thereof or any of RLJ’s or its affiliates’ other assets or businesses. In case, at any time after the Image Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable efforts to take all such action.

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SECTION 6.10         Integrated Exchange. (a) The Mergers, together with the transactions contemplated by the Preferred Stock Purchase Agreement, are intended to be treated as an integrated exchange governed by the provisions of Section 351 of the Code. From and after the date of this Agreement and until the later of the Image Effective Time or the RLJ Effective Time, each party hereto shall use its reasonable efforts to cause the Mergers, together with the transactions contemplated by the Preferred Stock Purchase Agreement, to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Mergers, together with the transactions contemplated by the Preferred Stock Purchase Agreement, from qualifying, as an integrated exchange governed by the provisions of Section 351 of the Code. Following the Image Effective Time and the RLJ Effective Time, none of Holdings, the Image Surviving Corporation, the RLJ Surviving Corporation, nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Mergers, together with the transactions contemplated by the Preferred Stock Purchase Agreement, to fail to qualify as an integrated exchange governed by the provisions of Section 351 of the Code.

(b) As of the date hereof, the Company does not know of any reason (i) why it would not be able to deliver to counsel to the Company and RLJ, at the date of the legal opinions referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firm[s] to deliver the legal opinions contemplated by Section 7.02(f) and Section 7.03(d), and the Company hereby agrees to deliver such certificates effective as of the date of such opinions or (ii) why counsel to the Company and RLJ would not be able to deliver the opinions required by Section 7.02(f) and Section 7.03(d). The Company will deliver such certificates to counsel to the Company and RLJ.

(c) As of the date hereof, RLJ does not know of any reason (i) why it would not be able to deliver to counsel to the Company and RLJ, at the date of the legal opinions referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Section 7.02(f) and Section 7.03(d), and RLJ hereby agrees to deliver such certificates effective as of the date of such opinions or (ii) why counsel to the Company and RLJ would not be able to deliver the opinions required by Section 7.02(f) and Section 7.03(d). RLJ will deliver such certificates to counsel to the Company and RLJ.

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SECTION 6.11         Obligations of Holdings, RLJ Sub and Image Sub. RLJ and the Company agree that each of Holdings, RLJ Sub and Image Sub shall become a party to this Agreement for all purposes hereunder as soon as practicable after the formation of each of Holdings, RLJ Sub and Image Sub pursuant to a joinder agreement reasonably satisfactory to both RLJ and the Company. RLJ shall cause each of Holdings, RLJ Sub and Image Sub to become a party to this Agreement for all purposes hereunder as soon as practicable after such formation, and to execute and deliver such joinder agreement. Following such time, RLJ shall take all action necessary to cause each of Holdings, RLJ Sub and Image Sub to perform its obligations under this Agreement and to consummate the Mergers on the terms and subject to the conditions set forth in this Agreement.

SECTION 6.12         Consents of Accountants. RLJ and the Company will each use all reasonable efforts to cause to be delivered to each other consents from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

SECTION 6.13         Nasdaq Listing. Holdings shall promptly prepare and submit to The NASDAQ Stock Market (“Nasdaq”) a listing application covering the shares of Holdings Common Stock to be issued in the Mergers and pursuant to the Converted Warrants, and shall use its reasonable efforts to obtain, prior to the Image Effective Time, approval for the listing of such Holdings Common Stock, subject to official notice of issuance to Nasdaq, and the Company shall cooperate with Holdings with respect to such listing.

SECTION 6.14         Subsequent Financial Statements. The Company shall, if practicable, consult with RLJ prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any report or document with the SEC after the date of this Agreement, it being understood that RLJ shall have no liability by reason of such consultation.

SECTION 6.15         Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of RLJ and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of the OTCBB, each of RLJ and the Company shall each use its reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Mergers or any of the other Transactions.

SECTION 6.16         Board of Directors and Officers of Holdings. Holdings shall take all such action as may be necessary to cause (a) Robert Johnson, as Executive Chairman, Ted Green, Peter Edwards, as Vice Chairman, Miguel Penella, H. Van Sinclair and John Hyde to be appointed to the Board of Directors of Holdings as of the Image Effective Time, to serve until the next annual election of directors of Holdings and (b) Ted Green to be appointed as Holdings’ Chief Executive Officer as of the Image Effective Time and Miguel Penella to be appointed as Holdings’ Chief Operating Officer as of the Image Effective Time. As of the Image Effective Time, no executives of Holdings other than Ted Green will be senior to Miguel Penella in Holdings’ management structure.

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SECTION 6.17         FINRA Notification. RLJ and the Company shall each prepare and file an Issuer Company-Related Action Notification Form (the “FINRA Notifications”) with the Financial Industry Regulatory Authority (“FINRA”) applicable to the issuance of shares of Holdings Common Stock hereunder and in connection with the other corporate actions to be taken by RLJ and the Company as contemplated hereunder. Each party shall use its reasonable efforts to assist the other party as may be necessary to prepare and file the FINRA Notifications and any responses to comments or inquiries made by FINRA with regard to the FINRA Notifications.

SECTION 6.18         Acorn Purchase Agreement. If, prior to the Image Effective Time, RLJ shall be required to pay the Termination Fee (as defined in the Acorn Purchase Agreement) to Acorn, then the Company shall be responsible for and shall pay to RLJ an amount equal to one-half of the Termination Fee actually paid by RLJ to Acorn, not to exceed $500,000. Such payment by the Company shall be made simultaneously with any payment by RLJ to Acorn. RLJ shall provide prior written notice to the Company that a payment of the Termination Fee shall be payable by RLJ (together with reasonable evidence of the amount actually paid).

SECTION 6.19         Madacy Entertainment, LP Put Right. RLJ and the Company shall cooperate with each other in good faith regarding any discussions or negotiations in connection with Madacy Entertainment, LP’s right to require the Company to purchase all of Madacy Entertainment, LP’s interests in Image/Madacy Home Entertainment, a joint venture between the Company and Madacy Entertainment, LP, as a result of the Closing (the “Put Right”); provided, however that the Company shall not, except with the prior written consent of RLJ, which shall not be unreasonably withheld, make any payment to Madacy Entertainment, LP or take any other action with respect to the Put Right. The Company shall allow RLJ to review and provide comments to all notices proposed to be sent to Madacy Entertainment, LP regarding the Put Right.

SECTION 6.20         401(k) Plan. Prior to the Image Effective Time, the Company shall cause the Image Entertainment, Inc. 401(k) Plan and Trust to either be amended or terminated, in such manner as RLJ and the Company shall reasonably agree, effective no later than immediately prior to the Image Effective Time. The Company shall, prior to the Image Effective Time, provide RLJ with evidence satisfactory to RLJ that the actions set forth in the preceding sentence have been taken.

Article VII

CONDITIONS TO THE MERGER

SECTION 7.01         Conditions to the Obligations of Each Party. The obligations of the Company, RLJ, Holdings, RLJ Sub and Image Sub to consummate the Mergers are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a)         Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

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(b)          Company Stockholder Approval. This Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company’s Certificate of Incorporation.

(c)          RLJ Stockholder Approval. This Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of RLJ in accordance with the Joint Proxy Statement.

(d)          No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (an “Order”) which is then in effect and has the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers.

(e)          U.S. Antitrust Approvals and Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated.

(f)          Governmental Consents. All consents, approvals and authorizations legally required to be obtained to consummate the Mergers shall have been obtained from and made with all Governmental Entities.

(g)          Acorn Purchase Agreement. The Acorn Purchase Agreement shall not have been terminated and all conditions to the consummation of the transactions contemplated by the Acorn Purchase Agreement shall have been satisfied (or to the extent legally permissible, waived) in accordance with the Acorn Purchase Agreement, all on terms reasonably satisfactory to RLJ and the Company.

(h)          Available Cash. After giving effect to (i) the exercise of Redemption Rights by holders of the outstanding shares of RLJ Common Stock, (ii) the sale and issuance by RLJ of RLJ Common Stock or other securities of RLJ, if any, between the date of this Agreement and the Image Effective Time and (iii) the draw down by RLJ of amounts under any credit facility or other loan arrangement available to RLJ as of the Image Effective Time, RLJ shall have at least an aggregate of Ninety Two Million Dollars ($92,000,000) of cash held either in or outside of the Trust Account.

SECTION 7.02         Conditions to the Obligations of RLJ, Holdings, RLJ Sub and Image Sub. The obligations of RLJ, Holdings, RLJ Sub and Image Sub to consummate the Mergers are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)          Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Image Effective Time, as though made on and as of the Image Effective Time, except to the extent expressly made as of an earlier date, in which case as of such earlier date (provided that any representation or warranty that is qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the Image Effective Time, or as of such particular earlier date, as the case may be).

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(b)          Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Image Effective Time.

(c)          Officer Certificate. The Company shall have delivered to RLJ a certificate, dated the date of the Closing, signed by the President of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

(d)          Third Party Consents. All consents from third parties under any Company Contract or other material agreement, contract, license, lease or other instrument to which the Company or any Company Subsidiary is a party or by which it is bound required as a result of the transactions contemplated by this Agreement shall have been obtained from such third parties.

(e)          Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(f)          Tax Opinion. RLJ shall have received an opinion from Greenberg Traurig, LLP, dated as of the date of Closing, to the effect that the Mergers should qualify under Section 351(a) of the Code as a transfer of the shares of RLJ Common Stock by the stockholders of RLJ in exchange for shares of Holdings Common Stock.

(g)          Dissenting Shares. The number of Dissenting Shares shall be less than 5% of the issued and outstanding shares of Company Common Stock.

(h)          Affiliate Letters. RLJ shall have received from each Company Affiliate an executed copy of the affiliate letter contemplated in Section 6.08.

(i)           Resignation. All members of the Company Board and the Board of Directors of the Company Subsidiaries shall have executed written resignations effective as of the Image Effective Time.

(j)           Pay-Off Letter. No fewer than five (5) business days and no more than seven (7) business days prior to the Image Effective Time, the Company shall have delivered to RLJ a pay-off letter in form and substance reasonably satisfactory to RLJ to be executed at the Closing by PNC Bank, National Association setting forth the amounts that shall be owed to PNC Bank, National Association as of the Image Effective Time pursuant to the Revolving Credit and Security Agreement, dated June 23, 2011, among the Company, and Image, LLC, as borrowers, PNC Bank, National Association, as lender and as administrative and collateral agent, and the other lenders party thereto.

(k)          Stock Contribution. Each Person listed on Exhibit D, shall have contributed the number of shares of Company Common Stock held by such Person set forth opposite such Person’s name on Exhibit D to the Company.

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(l)          Preferred Stock Purchase Agreement. Each holder of Series B Preferred Stock shall have consummated the transactions contemplated by the Preferred Stock Purchase Agreement immediately prior to the Image Effective Time.

SECTION 7.03         Conditions to the Obligations of the Company. The obligations of the Company to consummate the Mergers are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)          Representations and Warranties. The representations and warranties of RLJ contained in this Agreement shall be true and correct in all material respects as of the Image Effective Time, as though made on and as of the Image Effective Time, except to the extent expressly made as of an earlier date, in which case as of such earlier date (provided that any representation or warranty that is qualified by materiality or RLJ Material Adverse Effect shall be true and correct in all respects as of the Image Effective Time, or as of such particular earlier date, as the case may be).

(b)         Agreements and Covenants. RLJ shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Image Effective Time.

(c)         Officer Certificate. RLJ shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of RLJ, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

(d)          Tax Opinion. The Company shall have received an opinion from Perkins Coie LLP, dated as of the date of Closing, to the effect that the Mergers should qualify under Section 351(a) of the Code as a transfer of the Shares by the stockholders of the Company in exchange for shares of Holdings Common Stock.

(e)          Securities Contribution. RLJ SPAC Acquisition, LLC shall have contributed Seven Hundred Ninety Two Thousand Seven Hundred Thirty Nine (792,739) shares of RLJ Common Stock and warrants to purchase One Million (1,000,000) shares of RLJ Common Stock held by it to RLJ.

(f)          Material Adverse Effect. No RLJ Material Adverse Effect shall have occurred since the date of this Agreement.

(g)          Preferred Stock Purchase Agreement. RLJ shall have consummated the transactions contemplated by the Preferred Stock Purchase Agreement immediately prior to the Image Effective Time.

(h)          Articles and By-laws. The Articles of Incorporation of Holdings shall be in substantially the form attached hereto as Exhibit A and the By-laws of Holdings shall be in substantially the form attached hereto as Exhibit B.

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Article VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01         Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Image Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company, as follows:

(a)          by mutual written consent of RLJ and the Company duly authorized by the RLJ Board and the Company Board; or

(b)          by either RLJ or the Company if the Image Effective Time shall not have occurred on or before November 22, 2012; or

(c)          by either RLJ or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Mergers illegal or otherwise preventing or prohibiting consummation of the Mergers; or

(d)          by RLJ if a Company Triggering Event shall have occurred; or

(e)          by either RLJ or the Company if (i) this Agreement shall fail to receive the requisite vote for approval at the Company Stockholders’ Meeting or (ii) this Agreement shall fail to receive the requisite vote for approval at the RLJ Stockholders’ Meeting; or

(f)          by RLJ upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a), Section 7.02(b) or Section 7.02(e) would not be satisfied (“Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Company, RLJ may not terminate this Agreement under this Section 8.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by RLJ to the Company; or

(g)          by the Company upon a breach of any representation, warranty, covenant or agreement on the part of RLJ set forth in this Agreement, or if any representation or warranty of RLJ shall have become untrue, in either case such that the conditions set forth in Section 7.03(a), Section 7.03(b) or Section 7.03(f) would not be satisfied (“Terminating RLJ Breach”); provided, however, that, if such Terminating RLJ Breach is curable by RLJ, the Company may not terminate this Agreement under this Section 8.01(g) for so long as RLJ continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to RLJ; or

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(h)          by the Company upon written notice to RLJ, at any time prior to receipt of the Company Stockholder Approval, to enter into a definitive agreement with respect to a Superior Proposal, provided that the Company has provided RLJ with not less than five (5) business days’ notice prior to such termination and the Company shall have complied with Section 6.04 and shall have paid (i) the Fee and Expenses required by Section 8.03 and (ii) the amounts payable by the Company pursuant to Section 6.18, in each case prior to such termination.

For purposes of this Agreement, a “Company Triggering Event” shall be deemed to have occurred if: (i) the Company Board withdraws, modifies or changes the Company Recommendation in a manner adverse to RLJ or shall have resolved to do so; (ii) the Company Board shall have recommended to the stockholders of the Company a Competing Transaction or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Competing Transaction; (iii) the Company shall have failed to include in the Joint Proxy Statement the recommendation of the Company Board in favor of the approval and adoption of this Agreement and the approval of the Image Merger; (iv) through the fault (whether by commission or omission) of the Company, the Image Merger is not, prior to September 30, 2012, submitted for the approval of the holders of Company Common Stock at the Company Stockholders’ Meeting; (v) the Company shall have intentionally breached its obligations under Section 6.04; or (vi) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company is commenced, and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders).

SECTION 8.02         Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) as set forth in Section 8.03 and (b) nothing herein shall relieve any party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided, however, that the Confidentiality Agreement shall survive any termination of this Agreement.

SECTION 8.03         Fees and Expenses. (a) Except as set forth in this Section 8.03, all Expenses incurred in connection with this Agreement and the Mergers shall be paid by the party incurring such expenses, whether or not the Mergers or any other transaction is consummated, except that the Company and RLJ shall each pay one-half of all Expenses (other than fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) relating to printer costs and printing, filing and mailing the Registration Statement and the Joint Proxy Statement. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Joint Proxy Statement, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Mergers.

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(b) The Company agrees that:

(i)          if RLJ shall terminate this Agreement pursuant to Section 8.01(d); or

(ii)         if (A) RLJ or the Company shall terminate this Agreement pursuant to Section 8.01(e)(i), and (B) prior to the time of such failure to so approve this Agreement or the Mergers a Competing Transaction shall have been publicly announced with respect to the Company; or

(iii)        if the Company shall terminate this Agreement pursuant to Section 8.01(h);

then (A) with respect to a termination contemplated by Sections 8.03(b)(i) or (ii), the Company shall pay to RLJ promptly (but in any event no later than one (1) business day after the first of such events shall have occurred) a fee of One Million Six Hundred Twenty Thousand Dollars ($1,620,000) (the Fee”) plus an amount equal to the amount of RLJ’s Expenses, which amounts shall be payable in immediately available funds, and (B) with respect to a termination contemplated by Section 8.03(b)(iii), the Company shall pay to RLJ prior to any termination pursuant to Section 8.01(h) the Fee plus an amount equal to the amount of RLJ’s Expenses, which amounts shall be payable in immediately available funds.

(c) The Company acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Fee, or any Expenses when due, the term “Expenses” shall be deemed to include the costs and expenses actually incurred or accrued by RLJ (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03, together with interest on such unpaid Fee and Expenses, commencing on the date that the Fee or such Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank’s Prime Rate plus 1.00%. Payment of the fees and expenses described in this Section 8.03 shall not be in lieu of any damages incurred in the event of willful or intentional breach of this Agreement.

SECTION 8.04         Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Image Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Image Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 8.05         Waiver. At any time prior to the Image Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

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Article IX

GENERAL PROVISIONS

SECTION 9.01         Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the later to occur of the Image Effective Time and the RLJ Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.06 and 6.10 and this Article IX shall survive the Image Effective Time and the RLJ Effective Time and the provisions of Sections 6.03(b) and 8.03 shall survive the termination of this Agreement.

SECTION 9.02         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to RLJ, Holdings, RLJ Sub or Image Sub:

RLJ Acquisition, Inc.
3 Bethesda Metro Center, Suite 1000
Bethesda, Maryland 20814
Facsimile No: (301) 280-7747

Telephone No.: (301) 280-7737

Attention:	H. Van Sinclair
Email:	Van@rljcompanies.com

with a copy to:

Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166

Facsimile No: (212) 801-6400

Telephone No.: (212) 801-9200

Attention:	Alan I. Annex, Esq.
Email:	annexa@gtlaw.com

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if to the Company:

Image Entertainment, Inc.
20525 Nordhoff Street, Suite 200
Chatsworth, California 91311
Facsimile No: (818) 678-5091

Telephone No.: (818) 407-9100

Attention:	Ted Green

Email:	Tgreen@image-entertainment.com
cc:	Michael Bayer

Email:	mbayer@image-entertainment.com
cc:	John Hyde

Email:	Jhyde@image-entertainment.com

with a copy to:

Perkins Coie LLP
1888 Century Park East, Suite 1700
Los Angeles, California 90067
Facsimile No.: (310) 843-1254

Telephone No.: (310) 788-9900

Attention:	David J. Katz, Esq.
Email:	Dkatz@perkinscoie.com

SECTION 9.03         Certain Definitions. (a) For purposes of this Agreement:

“Acorn” means Acorn Media Group, Inc., a District of Columbia corporation.

“Acorn Purchase Agreement” means the Stock Purchase Agreement, dated as of the date hereof, by and among RLJ, Acorn, the shareholders of Acorn listed on Exhibit A thereto and Peter Edwards as the shareholders representative.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Merger Consideration” means the number of shares of Holdings Common Stock obtained by subtracting (i) the Transaction Expenses Shares from (ii) Two Million Two Hundred Eighty Nine Thousand (2,289,000) shares of Holdings Common Stock.

“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

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“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that clause (i) shall not include any event, circumstance, change or effect resulting from (x) changes in general economic conditions or changes in securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on the Company or its Company Subsidiaries, (y) general changes in the industries in which the Company and the Company Subsidiaries operate, except those events, circumstances, changes or effects that adversely affect the Company and its subsidiaries to a materially greater extent than they affect other entities operating in such industries or (z) the public announcement or pendency of the transactions contemplated hereby.

“Company Restricted Stock Award” means any shares of Company Common Stock outstanding as of the date of this Agreement that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under the Company Stock Option Plans or any applicable restricted stock purchase agreement or other agreement with the Company.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Laws” means any United States federal, state or local or non-United States laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“Hazardous Substances” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; and (vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Holdings Common Stock” means the shares of common stock, par value $0.001 per share, of Holdings.

57

“Intellectual Property” means (i) patents, patent applications and statutory invention registrations, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names and other source identifiers (all of the foregoing whether or not registered), and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, copyrightable works of authorship in any medium (whether or not registered), including without limitation writings of any kind, printed or graphic matter (including all preparatory materials such as sketches, drafts, outtakes, outlines and drawings), scripts, films, audio, video, or audiovisual recordings in any medium, artwork and designs in any medium, computer source code and object code and related documentation, photographs in any medium, and musical compositions and recordings;, and (iv) confidential and proprietary information, including trade secrets and know-how; and all other intellectual property or proprietary rights of any kind or description.

“Knowledge of the Company”, “to the Company’s Knowledge” and phrases of similar import mean the actual knowledge of Ted Green, John Avagliano and John Hyde after due and reasonably inquiry.

“Per Share Merger Consideration” means that number of shares of Holdings Common Stock obtained by dividing the Aggregate Merger Consideration by the number of shares of Company Common Stock outstanding immediately prior to the Image Effective Time.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Preferred Stock Purchase Agreement” means that certain Preferred Stock Purchase Agreement, dated as of the date hereof, by and among RLJ and each holder of Series B Preferred Stock.

“Prospectus” means the final prospectus of RLJ, dated as of February 15, 2011.

“RLJ Articles of Incorporation” means the RLJ Articles of Incorporation, as amended and restated on February 22, 2011.

“RLJ Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, condition (financial or otherwise), assets, liabilities or results of operations of Holdings, RLJ and their subsidiaries taken as a whole or (ii) the ability of RLJ to consummate the transactions contemplated by this Agreement; provided, however, that clause (i) shall not include any event, circumstance, change or effect resulting from (x) changes in general economic conditions or changes in securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on RLJ or its subsidiaries, (y) general changes in the industries in which RLJ and its subsidiaries operate, except those events, circumstances, changes or effects that adversely affect RLJ and its subsidiaries to a materially greater extent than they affect other entities operating in such industries or (z) the public announcement or pendency of the transactions contemplated hereby.

58

“subsidiary” or “subsidiaries” of the Company, the Image Surviving Corporation, the RLJ Surviving Corporation, RLJ or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Transaction Expenses Shares” means a number of shares Holdings Common Stock obtained by dividing (i) the dollar amount of Expenses incurred by the Company in connection with this Agreement and the Mergers, by (ii) Ten (10), up to a maximum of One Hundred Fifty Thousand (150,000) shares of Holdings Common Stock.

(b)  The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

2011 Company Balance Sheet	§ 3.07(c)
2011 RLJ Balance Sheet	§ 4.07(c)
Action	§ 3.09
Additional Company SEC Reports	§ 3.07(a)
Additional RLJ SEC Reports	§ 4.07(a)
Agreement	Preamble
APIs	§ 3.13(k)
Articles of Merger	§ 1.02(b)
Blue Sky Laws	§ 3.05(b)
Certificate of Merger	§ 1.02(a)
Certificates	§ 2.02(b)
Change in the Company Recommendation	§ 6.04(c)
Claims	§ 5.03(b)
Closing	§ 1.02
Code	Recitals
Company	Preamble
Company Affiliate	§ 6.08
Company Board	Recitals
Company Certifications	§ 3.07(g)
Company Common Stock	Recitals
Company Disclosure Schedule	Article III
Company Licensed Intellectual Property	§ 3.13(a)
Company Owned Intellectual Property	§ 3.13(a)
Company Permits	§ 3.06
Company Preferred Stock	§ 3.03
Company Recommendation	§ 6.01(b)
Company Rights Agreement	§ 3.16
Company SEC Reports	§ 3.07(a)

59

Defined Term	Location of Definition

Company Software	§ 3.13(k)
Company Stock Awards	§ 3.03(a)
Company Stock Options	§ 2.04
Company Stock Option Plans	§ 2.04
Company Stockholders’ Meeting	§ 6.01(a)
Company Subsidiary	§ 3.01(a)
Company Triggering Event	§ 8.01
Competing Transaction	§ 6.04(d)
Confidentiality Agreement	§ 6.03(b)
Converted Warrant	§ 2.06
DGCL	Recitals
Dissenting Shares	§ 2.07(a)
Environmental Permits	§ 3.15
ERISA	§ 3.10(a)
ERISA Affiliate	§ 3.10(a)
Exchange Act	§ 3.07(a)
Exchange Agent	§ 2.02(a)
Exchange Fund	§ 2.02(a)
Expenses	§ 8.03(a)
Fee	§ 8.03(b)
FINRA	§ 6.18
FINRA Notifications	§ 6.18
Free Software	§ 3.13(k)
GAAP	§ 3.07(b)
Governmental Authority	§ 3.05(b)
Holdings	Recitals
Holdings Common Stock	§ 2.01(a)(i)
HSR Act	§ 3.05(b)
Image Effective Time	§ 1.02(a)
Image Merger	Recitals
Image Sub	Recitals
Image Surviving Corporation	§ 1.01(a)
Investment Company Act	§ 4.14(a)
IRS	§ 3.10(b)
Joint Proxy Statement	§ 6.01(a)
Law	§ 3.05(a)
Lease Documents	§ 3.12(b)
Material Contracts	§ 3.17(a)
Mergers	Recitals
Minimum Trust Amount	§ 4.14(a)
Multiemployer Plan	§ 3.10(c)
Multiple Employer Plan	§ 3.10(c)
Nasdaq	§ 6.13
Nevada Law	Recitals
Notice of Superior Proposal	§ 6.04(c)

60

Defined Term	Location of Definition

Open Source Software	§ 3.13(k)
Order	§ 7.01(c)
OTCBB	§ 2.02(e)
Plans	§ 3.10(a)
Proposal	§ 6.04(b)
Proprietary Software	§ 3.13(k)
Put Right	§ 6.19
Redemption Rights	§ 2.02(f)
RLJ	Preamble
RLJ Board	Recitals
RLJ Certifications	§ 4.07(g)
RLJ Common Stock	§ 2.01(b)(i)
RLJ Disclosure Schedule	Article IV
RLJ Dissenting Shares	§ 2.07(c)
RLJ Effective Time	§ 1.02(b)
RLJ Merger	Recitals
RLJ Permits	§ 4.06
RLJ Preferred Stock	§ 4.03
RLJ SEC Reports	§ 4.07(a)
RLJ Sub	Recitals
RLJ Surviving Corporation	§ 1.01(b)
RLJ Warrant	§ 2.06
Registration Statement	§ 6.01(a)
Representatives	§ 6.03(a)
Rights	§ 3.16
SEC	§ 3.07(a)
Securities Act	§ 3.07(a)
Series B Preferred Stock	§ 2.01(a)(iv)
Shares	§ 2.01(a)(i)
Special Committee	Recitals
Stockholder Support Agreement	Recitals
Stockholders	Recitals
Superior Proposal	§ 6.04(e)
Tax	§ 3.14(p)
Tax Return	§ 3.14(p)
Terminating Company Breach	§ 8.01(f)
Terminating RLJ Breach	§ 8.01(g)
Transactions	§ 3.01(a)
Trust Account	§ 4.14(a)
Trust Agreement	§ 4.14(a)
Trust Fund	§ 4.14(a)
Trustee	§ 4.14(a)

61

SECTION 9.04         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05         Entire Agreement; Assignment. This Agreement and the Preferred Stock Purchase Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Sections 6.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that RLJ may assign all or any of their rights and obligations hereunder to any affiliate of RLJ, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

SECTION 9.06         Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 9.07         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

SECTION 9.08         Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.08.

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SECTION 9.09         Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.10         Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows.]

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IN WITNESS WHEREOF, RLJ and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RLJ ACQUISITION, INC.

By	/s/ H. Van Sinclair
Name: H Van Sinclair Title: Chief Executive Officer

IMAGE ENTERTAINMENT, INC.

By	/s/ Theodore S. Green
Name: Theodore S. Green Title: Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION
OF
RLJ ENTERTAINMENT, INC.

RLJ Entertainment, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.          The name of the Corporation is “RLJ Entertainment, Inc.” The Corporation was originally incorporated under the name RLJ Entertainment, Inc.” and the original articles of incorporation was filed with the Secretary of State of the State of Nevada on April 2, 2012 (the “Original Articles”).

2.          This Amended and Restated Articles of Incorporation (the “Amended and Restated Articles”) was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 78.315, 78.320 and 78.390 of the Nevada Revised Statutes (the “NRS”).

3.          This Amended and Restated Articles restates, integrates and further amends the provisions of the Original Articles.

4.          Certain capitalized terms used in this Amended and Restated Articles are defined where appropriate herein.

5.          The text of the Original Articles is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is RLJ Entertainment, Inc. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the NRS. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE III
REGISTERED AGENT

The address of the registered office of the Corporation in the State of Nevada is 2215-B Renaissance Drive, Las Vegas, Nevada 89119, and the name of the Corporation’s registered agent at such address is CSC Services of Nevada, Inc.

ARTICLE IV
CAPITALIZATION

Section 4.1.          Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 251,000,000 shares, consisting of 250,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

Section 4.2.          Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designations (a “Preferred Stock Designation”) filed pursuant to the NRS, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3.          Common Stock.

(a)          The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. Except as otherwise required by law or this Amended and Restated Articles (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Articles (including a Preferred Stock Designation), the holders of the Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Articles (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Articles (including any Preferred Stock Designation).

(b)          Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(c)          Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

Section 4.4.           Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1.          Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Articles or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the NRS, this Amended and Restated Articles and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2.          Number, Election and Term.

(a)          The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Amended and Restated Articles, “Whole Board” shall mean the total number of directors the Corporation would have if there were no vacancies.

(b)          Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Articles; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Articles; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Articles. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Articles, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Subject to Section 5.5 hereof, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

(c)          Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)          Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3.          Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4.          Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only by the affirmative vote of holders representing not less than two-thirds of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5.          Preferred Stock — Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Articles (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Whole Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Articles (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1.          Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Whole Board, and the ability of the stockholders to call a special meeting is hereby specifically denied.

Section 7.2.          Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3.          Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1.          Limitation of Director Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the NRS as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2.          Indemnification and Advancement of Expenses.

(a)          To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)          The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Articles, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)          Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Articles inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)          This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
AMENDMENT OF AMENDED AND RESTATED
ARTICLES OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Articles (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Amended and Restated Articles and the NRS; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Articles in its present form or as hereafter amended are granted subject to the right reserved in this Article IX.

EXHIBIT B

Bylaws of Holdings

BYLAWS

OF

RLJ ENTERTAINMENT, INC.,

a Nevada corporation

Effective as of ________, 2012

— i —

— ii —

BYLAWS

of

RLJ ENTERTAINMENT, INC.

a Nevada corporation

Article X
offices

SECTION 10.01         Principal Office

The principal office and place of business of RLJ Entertainment, Inc. (the “Corporation”) shall be at 3 Bethesda Metro Center, Suite 1000, Bethesda, Maryland, 20814, or at such other location within or without the State of Nevada as may be determined from time to time by resolution of the board of directors of the Corporation (the “Board”).

SECTION 10.02         Other Offices

Other offices and places of business either within or without the State of Nevada may be established from time to time by resolution of the Board or as the business of the Corporation may require. The Corporation's resident agent and the street address of the Corporation's resident agent in Nevada shall be as determined by the Board from time to time.

Article XI
stockholders

SECTION 11.01         Annual Meeting

The annual meeting of the stockholders of the Corporation shall be held on such date and at such time as may be designated from time to time by the Board and stated in the notice of meeting. At each annual meeting, the stockholders shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

SECTION 11.02         Special Meetings

(a)          Subject to the rights of the holders of any outstanding series of the preferred stock, and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Whole Board (as defined below). Special meetings of stockholders shall be held at such place and time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting. “Whole Board” shall mean the total number of directors the Corporation would have if there were no vacancies.

(b)          No business shall be acted upon at a special meeting of stockholders except as set forth in the notice of the meeting or matters incident to the conduct of the meeting as the presiding officer of the meeting shall determine to be appropriate.

SECTION 11.03         Place of Meetings

If the place of any meeting of stockholders, the Board or its committee for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation.

SECTION 11.04         Notice of Meetings; Waiver of Notice

(a)          Notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, shall be given in the manner permitted by this Section 2.4 to each stockholder entitled to vote thereat by the Corporation not less than 10 nor more than 60 days before the date of the meeting. If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any special meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.11(c)) given before the date previously scheduled for such meeting. The notice shall contain or be accompanied by such additional information as may be required by Nevada Revised Statutes (“NRS”), including, without limitation, NRS 78.379, 92A.120 or 92A.410.

(b)          Whenever under applicable law, the Corporation’s Articles of Incorporation, dated as of __________, 2012, as the same may be amended and restated from time to time (the “Articles of Incorporation”) or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 78.370 of the NRS. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

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(d)          Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the NRS, the Articles of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e)          Whenever notice is required to be given by the Corporation, under any provision of the NRS, the Articles of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings, and all notices of meetings or of the taking of action by written consent without a meeting to the stockholder during the period between those two consecutive annual meetings; or (2) all, and at least two, payments sent by first-class mail of dividends or interest on securities during a 12-month period, have been mailed addressed to the stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of further notices to the stockholder is not required. Any action or meeting taken or held without notice to such a stockholder has the same effect as if the notice had been given. If any such stockholder delivers to the Corporation a written notice setting forth the stockholder’s current address, the requirement that notice be given to the stockholder is reinstated. If the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of the State of Nevada, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to this Section 2.4(e). The giving of further notices to a stockholder is still required for any notice returned as undeliverable if the notice was given by electronic transmission.

(f)          Whenever any notice is required to be given under the NRS, the Articles of Incorporation or these Bylaws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

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SECTION 11.05         Determination of Stockholders of Record

(a)          For the purpose of determining the stockholders entitled to notice of and to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any distribution or the allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of stock or for the purpose of any other lawful action, the directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, if applicable.

(b)          If no record date is fixed, the record date for determining stockholders: (i) entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at any meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting and must fix a new record date if the meeting is adjourned to a date more than 60 days later than the date set for the original meeting.

SECTION 11.06         Quorum; Adjourned Meetings

(a)          Unless the Articles of Incorporation provide for a different proportion, stockholders holding at least a majority of the voting power of the Corporation's capital stock, represented in person or by proxy (regardless of whether the proxy has authority to vote on all matters), are necessary to constitute a quorum for the transaction of business at any meeting. If, on any issue, voting by classes or series is required by the laws of the State of Nevada, the Articles of Incorporation or these Bylaws, at least a majority of the voting power, represented in person or by proxy (regardless of whether the proxy has authority to vote on all matters), within each such class or series is necessary to constitute a quorum of each such class or series.

(b)          If a quorum is not represented, the person presiding at the meeting may adjourn the meeting from time to time until a quorum shall be represented. At any such adjourned meeting at which a quorum shall be represented, any business may be transacted which might have been transacted as originally called. When a stockholders' meeting is adjourned to another time or place hereunder, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. However, if a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record as of the new record date. The stockholders present at a duly convened meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the departure of enough stockholders to leave less than a quorum of the voting power.

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SECTION 11.07         Voting

(a)          Unless otherwise provided in the NRS, in the Articles of Incorporation, or in the resolution providing for the issuance of preferred stock adopted by the Board pursuant to authority expressly vested in it by the provisions of the Articles of Incorporation (if any such authority is so vested), each stockholder of record, or such stockholder's duly authorized proxy, shall be entitled to one (1) vote for each share of voting stock standing registered in such stockholder's name at the close of business on the record date.

Except as otherwise provided herein, all votes with respect to shares standing in the name of an individual at the close of business on the record date (including pledged shares) shall be cast only by that individual or such individual's duly authorized proxy. With respect to shares held by a representative of the estate of a deceased stockholder, or a guardian, conservator, custodian or trustee, even though the shares do not stand in the name of such holder, votes may be cast by such holder upon proof of such representative capacity. In the case of shares under the control of a receiver, the receiver may cast votes carried by such shares even though the shares do not stand of record in the name of the receiver; provided, that the order of a court of competent jurisdiction which appoints the receiver contains the authority to cast votes carried by such shares. If shares stand of record in the name of a minor, votes may be cast by the duly appointed guardian of the estate of such minor only if such guardian has provided the Corporation with written proof of such appointment.

With respect to shares standing of record in the name of another corporation, partnership, limited liability company or other legal entity on the record date, votes may be cast: (i) in the case of a corporation, by such individual as the bylaws of such other corporation prescribe, by such individual as may be appointed by resolution of the Board of such other corporation or by such individual (including, without limitation, the officer making the authorization) authorized in writing to do so by the chairman of the board, if any, President, Chief Executive Officer, if any, or any Vice President of such corporation, upon presentation to the Corporation of satisfactory evidence of his or her authority to do so; and (ii) in the case of a partnership, limited liability company or other legal entity, by an individual representing such stockholder, upon presentation to the Corporation of satisfactory evidence of his or her authority to do so.

Notwithstanding anything to the contrary contained herein and except for the Corporation's shares held in a fiduciary capacity, the Corporation shall not vote, directly or indirectly, shares of its own stock owned by it; and such shares shall not be counted in determining the total number of outstanding shares entitled to vote.

If any holder votes any of such stockholder's shares affirmatively and fails to specify the number of affirmative votes, it will be conclusively presumed that the holder is casting affirmative votes with respect to all shares held.

With respect to shares standing of record in the name of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, husband and wife as community property, tenants by the entirety, voting trustees or otherwise and shares held by two or more persons (including proxy holders) having the same fiduciary relationship in respect to the same shares, (unless the Secretary is given timely written notice to the contrary accompanied by a copy of the governing instrument or order) votes may be cast in the following manner:

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If only one person votes, the vote of such person binds all.

If more than one person casts votes, the act of the majority so voting binds all.

If more than one person casts votes, but the vote is evenly split on a particular matter, the votes shall be deemed cast proportionately, as split.

(b)          Subject to the rights of the holders of one or more series of preferred stock of the Corporation, voting separately by class or series, to elect directors pursuant to the terms of one or more series of preferred stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Articles of Incorporation, these Bylaws, the NRS or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(c)          In determining the right to vote shares of the Corporation pursuant to this Section 2.7 or otherwise, the Corporation may rely on any instruments or statements presented to it, provided that the Corporation has the right, but not the obligation, to require and review such proof of ownership and voting rights as it determines in good faith. The Corporation is entitled to reject a vote, consent, waiver, or proxy appointment if the Secretary or other officer or agent authorized to tabulate votes, acting in good faith, has reasonable basis for doubt about the validity of the signature on it or about the signatory's authority to sign for the stockholder. All decisions of the Corporation shall be valid and binding unless and until a court of competent jurisdiction determines otherwise.

SECTION 11.08         Proxies

Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after six months from its date, unless the proxy provides for a longer period which shall not exceed 7 years. Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority.

(a)          A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

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(b)          A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

SECTION 11.09         No Action Without A Meeting

Unless otherwise provided by the Articles of Incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Corporation by delivery to its registered office in the State of Nevada, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

SECTION 11.10         Organization

(a)          Meetings of stockholders shall be presided over by the Chairman of the Board, or, in the absence of the Chairman, by the Chief Executive Officer, or in the absence of the Chief Executive Officer, the President, or, in the absence of the foregoing persons, by a chairman designated by the Board, or, in the absence of such designation by the Board, by a chairman chosen at the meeting by the stockholders entitled to cast a majority of the votes which all stockholders present in person or by proxy are entitled to cast. The Secretary, or in the absence of the Secretary an Assistant Secretary, shall act as Secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary, the chairman of the meeting may appoint any person to act as Secretary of the meeting. The order of business at each such meeting shall be as determined by the chairman of the meeting. The chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitation on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls.

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(b)          The Board of Director may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

SECTION 11.11         Advance Notice of Business

(a)          No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.11(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.11(a). Notwithstanding anything in this Section 2.11(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.3 will be considered for election at such meeting.

(i)          In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.11(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. Notwithstanding the previous sentence, for purposes of determining whether a stockholder’s notice shall have been received in a timely manner for the annual meeting of stockholders in 2013, to be timely, a stockholder’s notice must have been received not later than the close of business on [___________], 2013 nor earlier than the opening of business on [__________], 2013. The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described in this Section 2.11(a).

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(ii)         To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii)        The foregoing notice requirements of this Section 2.11(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.11(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.11(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.11(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.11(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.11(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

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(iv)        In addition to the provisions of this Section 2.11(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.11(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b)          Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.3.

(c)           For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

Article XII
directors

SECTION 12.01         General Powers; Performance of Duties

The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided in Chapter 78 of the NRS or the Articles of Incorporation.

SECTION 12.02         Number, Tenure, and Qualifications

The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the preferred stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Whole Board. Each director shall hold office until his or her successor shall be elected or appointed and qualified or until his or her earlier death, retirement, disqualification, resignation or removal. No reduction of the number of directors shall have the effect of removing any director prior to the expiration of his or her term of office. No provision of this Section shall be restrictive upon the right of the Board to fill vacancies or upon the right of the stockholders to remove directors as is hereinafter provided.

SECTION 12.03         Advance Notice for Nomination of Directors

(a)          Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of preferred stock with respect to the rights of holders of one or more series of preferred stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record on the date of the giving of the notice provided for in this Section 3.3 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.3.

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(b)           In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting or special meeting commence a new time period for the giving of a stockholder’s notice as described in this Section 3.3.

(c)          Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.3 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

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(d)          To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e)          If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.3, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.3, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f)           In addition to the provisions of this Section 3.3, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.3 shall be deemed to affect any rights of the holders of preferred stock to elect directors pursuant to the Articles of Incorporation.

SECTION 12.04         Chairman of the Board

The Board shall elect a chairman of the board from the members of the Board who shall preside at all meetings of the Board and stockholders at which he or she shall be present and shall have and may exercise such powers as may, from time to time, be assigned to him or her by the Board, these Bylaws or as may be provided by law.

SECTION 12.05         Annual and Regular Meetings

Immediately following the adjournment of, and at the same place as, the annual or any special meeting of the stockholders at which directors are elected, the Board, including directors newly elected, shall hold its annual meeting without call or notice, other than this provision, to elect officers and to transact such further business as may be necessary or appropriate. The Board may provide by resolution the place, date, and hour for holding regular meetings between annual meetings.

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SECTION 12.06         Special Meetings

Special meetings of the Board may be called by the Chairman of the Board, if one shall have been elected, or by two or more directors of the Corporation or by the Chief Executive Officer.

SECTION 12.07         Place of Meetings

Any regular or special meeting of the directors of the Corporation may be held at such place as the Board, or in the absence of such designation, as the notice calling such meeting, may designate. A waiver of notice signed by the directors may designate any place for the holding of such meeting.

SECTION 12.08         Notice of Meetings

Except as otherwise provided in Section 3.7 above, there shall be delivered to each director at the address appearing for him or her on the records of the Corporation, at least twenty-four (24) hours before the time of such meeting, a copy of a written notice of any meeting (a) by delivery of such notice personally, (b) by mailing such notice postage prepaid, (c) by facsimile, (d) by overnight courier, (e) by telegram, or (f) by electronic transmission or electronic writing, including, but not limited to, email. If mailed to an address inside the United States, the notice shall be deemed delivered two (2) business days following the date the same is deposited in the United States mail, postage prepaid. If mailed to an address outside the United States, the notice shall be deemed delivered four (4) business days following the date the same is deposited in the United States mail, postage prepaid. If sent via facsimile, by electronic transmission or electronic writing, including, but not limited to, email, the notice shall be deemed delivered upon sender's receipt of confirmation of the successful transmission. If sent via overnight courier, the notice shall be deemed delivered the business day following the delivery of such notice to the courier. If the address of any director is incomplete or does not appear upon the records of the Corporation it will be sufficient to address any notice to such director at the registered office of the Corporation. Any director may waive notice of any meeting, and the attendance of a director at a meeting and oral consent entered on the minutes of such meeting shall constitute waiver of notice of the meeting unless such director objects, prior to the transaction of any business, that the meeting was not lawfully called, noticed or convened. Attendance for the express purpose of objecting to the transaction of business thereat because the meeting was not properly called or convened shall not constitute presence or a waiver of notice for purposes hereof. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

SECTION 12.09         Quorum; Adjourned Meetings

(a)          A majority of the directors in office, at a meeting duly assembled, is necessary to constitute a quorum for the transaction of business.

(b)          At any meeting of the Board where a quorum is not present, a majority of those present may adjourn, from time to time, until a quorum is present, and no notice of such adjournment shall be required. At any adjourned meeting where a quorum is present, any business may be transacted which could have been transacted at the meeting originally called.

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SECTION 12.10         Manner of Acting; Presumption of Assent

The affirmative vote of a majority of the directors present at a meeting at which a quorum is present is the act of the Board. A director of the Corporation who is present at a meeting of the Board at which action on any corporate matter is taken shall be presumed to have assented to the action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as Secretary of the meeting before the adjournment thereof or shall forward any dissent by certified or registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

SECTION 12.11         Telephonic Meetings

Members of the Board or of any committee designated by the Board may participate in a meeting of the Board or such committee by means of a telephone conference or video or similar method of communication by which all persons participating in such meeting can hear each other. Participation in a meeting pursuant to this Section 3.13 constitutes presence in person at the meeting.

SECTION 12.12         Action Without Meeting

Any action required or permitted to be taken at a meeting of the Board or of a committee thereof may be taken without a meeting if, before or after the action, a written consent thereto is signed by all of the members of the Board or the committee. The written consent may be signed in counterparts, including, without limitation, facsimile counterparts, and shall be filed with the minutes of the proceedings of the Board or committee.

SECTION 12.13         Powers and Duties

(a)          Except as otherwise restricted by the laws of the State of Nevada or the Articles of Incorporation, the Board has full control over the business and affairs of the Corporation. The Board may delegate any of its authority to manage, control or conduct the business of the Corporation to any standing or special committee in accordance with Section 3.16, or to any officer or agent, and to appoint any persons to be agents of the Corporation with such powers, including the power to sub-delegate, and upon such terms as may be deemed fit.

(b)          The Board, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his discretion, may (i) require that any votes cast at such meeting shall be cast by written ballot, and/or (ii) submit any contract or act for approval or ratification at any annual meeting of the stockholders or any special meeting properly called and noticed for the purpose of considering any such contract or act, provided a quorum is present.

SECTION 12.14         Committees

Committees designated and appointed by the Board shall function subject to and in accordance with the following regulations and procedures:

(a)          Designation and Appointment. The Board may designate and appoint one or more committees under such name or names and for such purpose or function as may be deemed appropriate or under no name.

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(b)          Members; Alternate Members; Terms. Each committee thus designated and appointed shall consist of one or more of the directors of the Corporation. The Board may designate one or more of its members as alternate members of any committee, who may, subject to any limitations imposed by the entire Board, replace absent or disqualified members at any meeting of that committee. If the Board has not designated alternate members to a committee, then in the absence or disqualification of a member of a committee from a meeting, the member or members thereof present at such meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at such meeting in the place of any such absent or disqualified member (“substitute member”). The members or alternate members of any such committee shall serve at the pleasure of and subject to the discretion of the Board.

(c)          Authority. Each committee, to the extent provided in the resolution of the Board creating same, shall have and may exercise such of the powers and authority of the Board in the management of the business and affairs of the Corporation as the Board may direct and delegate, except, however, those matters which are required by statute to be reserved unto or acted upon by the entire Board.

(d)          Records. Each such committee shall keep and maintain regular records or minutes of its meetings and report the same to the Board when required.

(e)          Change in Number. The number of members or alternate members of any committee appointed by the Board, as herein provided, may be increased or decreased from time to time by appropriate resolution adopted by of the Board.

(f)          Vacancies. Vacancies in the membership of any committee designated and appointed hereunder shall be filled by the Board, at a regular or special meeting of the Board, in a manner consistent with the provisions of this Section 3.16.

(g)          Removal. Any member or alternate member of any committee appointed hereunder may be removed by the Board by the Board, whenever in its judgment the best interests of the Corporation will be served thereby.

(h)          Meetings. The time, place and notice (if any) of committee meetings shall be determined by the members of such committee.

(i)           Quorum; Requisite Vote. At meetings of any committee appointed hereunder, a majority of the number of members designated by the Board to such committee shall constitute a quorum for the transaction of business. For purposes of determining the presence of a quorum, alternate members or substitute members acting in the place of members at a meeting shall be counted to the same extent as the members of the committee they are replacing; provided, however, that for purposes of determining the presence of a quorum, alternate members and substitute members (whether or not acting in the place of members at a meeting) shall not be included in the number of members designated by the Board to such committee. The act of a majority of the members (and to if acting in the place of members, alternate members or substitute members) of the committee present at any meeting at which a quorum is present shall be the act of such committee, except as otherwise specifically provided by statute. If a quorum is not present at a meeting of such committee, the members of such committee present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present.

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(j)          Compensation. Appropriate compensation for members and alternate members of any committee appointed pursuant to the authority hereof may be authorized by the Board pursuant to the provisions of Section 3.16 hereof or by a committee specifically authorized by the Board to authorize compensation.

(k)          Action Without Meetings. Any action required or permitted to be taken at a meeting of any committee may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all members of such committee. Such consent shall have the same force and effect as a unanimous vote at a meeting. The signed consent, or a signed copy, shall become a part of the record of such committee.

SECTION 12.15         Compensation

The Board, without regard to personal interest, may establish the compensation of directors for services in any capacity. If the Board establishes the compensation of directors pursuant to this subsection, such compensation is presumed to be fair to the Corporation unless proven unfair by a preponderance of the evidence.

SECTION 12.16         Organization

Meetings of the Board shall be presided over by the chairman of the board, or in the absence of the chairman of the board by the vice-chairman, or in his or her absence by a chairman chosen at the meeting. The Secretary, or in the absence of the Secretary an Assistant Secretary, shall act as Secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary the chairman of the meeting may appoint any person to act as Secretary of the meeting. The order of business at each such meeting shall be as determined by the chairman of the meeting.

SECTION 12.17         Advisory Panels

The Board may appoint one or more advisory panels to consult and advise the board on technical or other matters as the Board may determine and upon such terms and at such times as the Board may determine. The advisory panel members shall not be directors, officers, or committee members and shall have none of the powers or duties thereof.

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Article XIII
OFFICERS

SECTION 13.01         Election

The officers of the Corporation elected by the Board shall be a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and such other officers (including without limitation, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article IV. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

SECTION 13.02         Removal; Resignation

The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides.

SECTION 13.03         Vacancies

Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

SECTION 13.04         Chief Executive Officer

The Board may elect a Chief Executive Officer who, subject to the supervision and control of the Board, shall have the ultimate responsibility for the management and control of the business and affairs of the Corporation, and shall perform such other duties and have such other powers which are delegated to him or her by the Board, these Bylaws or as may be provided by law.

SECTION 13.05         President

The President, subject to the supervision and control of the Board, shall in general actively supervise and control the business and affairs of the Corporation. The President shall keep the Board fully informed as the Board may request and shall consult the Board concerning the business of the Corporation. The President shall perform such other duties and have such other powers which are delegated and assigned to him or her by the Board if any, these Bylaws or as may be provided by law.

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SECTION 13.06         Chief Financial Officer

The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

SECTION 13.07         Vice Presidents

The Board may elect one or more Vice Presidents. In the absence or disability of the President, or at the President's request, the Vice President or Vice Presidents, in order of their rank as fixed by the Board, and if not ranked, the Vice Presidents in the order designated by the Board, or in the absence of such designation, in the order designated by the President, shall perform all of the duties of the President, and when so acting, shall have all the powers of, and be subject to all the restrictions on the President. Each Vice President shall perform such other duties and have such other powers which are delegated and assigned to him or her by the Board, the President, these Bylaws or as may be provided by law.

SECTION 13.08         Secretary

The Secretary shall attend all meetings of the stockholders, the Board and any committees, and shall keep, or cause to be kept, the minutes of proceeds thereof in books provided for that purpose. He or she shall keep, or cause to be kept, a register of the stockholders of the Corporation and shall be responsible for the giving of notice of meetings of the stockholders, the Board and any committees, and shall see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law. The Secretary shall be custodian of the corporate seal, the records of the Corporation, the stock certificate books, transfer books and stock ledgers, and such other books and papers as the Board or appropriate committee may direct. The Secretary shall perform all other duties commonly incident to his or her office and shall perform such other duties which are assigned to him or her by the Board, the Chief Executive Officer, if any, the President, these Bylaws or as may be provided by law.

SECTION 13.09         Assistant Secretaries

An Assistant Secretary shall, at the request of the Secretary, or in the absence or disability of the Secretary, perform all the duties of the Secretary. He or she shall perform such other duties as are assigned to him or her by the Board, the Chief Executive Officer, if any, the President, these Bylaws or as may be provided by law.

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SECTION 13.10         Treasurer

The Treasurer, subject to the order of the Board, shall have the care and custody of, and be responsible for, all of the money, funds, securities, receipts and valuable papers, documents and instruments of the Corporation, and all books and records relating thereto. The Treasurer shall keep, or cause to be kept, full and accurate books of accounts of the Corporation's transactions, which shall be the property of the Corporation, and shall render financial reports and statements of condition of the Corporation when so requested by the Board, the chairman of the board, if any, the Chief Executive Officer, if any, or the President. The Treasurer shall perform all other duties commonly incident to his or her office and such other duties as may, from time to time, be assigned to him or her by the Board, the Chief Executive Officer, if any, the President, these Bylaws or as may be provided by law. The Treasurer shall, if required by the Board, give bond to the Corporation in such sum and with such security as shall be approved by the Board for the faithful performance of all the duties of the Treasurer and for restoration to the Corporation, in the event of the Treasurer's death, resignation, retirement or removal from office, of all books, records, papers, vouchers, money and other property in the Treasurer's custody or control and belonging to the Corporation. The expense of such bond shall be borne by the Corporation. If a chief financial officer of the Corporation has not been appointed, the Treasurer may be deemed the chief financial officer of the Corporation.

SECTION 13.11         Assistant Treasurers

An Assistant Treasurer shall, at the request of the Treasurer, or in the absence or disability of the Treasurer, perform all the duties of the Treasurer. He or she shall perform such other duties which are assigned to him or her by the Board, the Chief Executive Officer, the President, the Treasurer, these Bylaws or as may be provided by law. The Board may require an Assistant Treasurer to give a bond to the Corporation in such sum and with such security as it may approve, for the faithful performance of the duties of the Assistant Treasurer, and for restoration to the Corporation, in the event of the Assistant Treasurer's death, resignation, retirement or removal from office, of all books, records, papers, vouchers, money and other property in the Assistant Treasurer's custody or control and belonging to the Corporation. The expense of such bond shall be borne by the Corporation.

SECTION 13.12         Execution of Negotiable Instruments, Deeds and Contracts

All checks, drafts, notes, bonds, bills of exchange, and orders for the payment of money of the Corporation; all deeds, mortgages, proxies, powers of attorney and other written contracts, documents, instruments and agreements to which the Corporation shall be a party; and all assignments or endorsements of stock certificates, registered bonds or other securities owned by the Corporation shall be signed in the name of the Corporation by such officers or other persons as the Board may from time to time designate. The Board may authorize the use of the facsimile signatures of any such persons. Any officer of the Corporation shall be authorized to attend, act and vote, or designate another officer or an agent of the Corporation to attend, act and vote, at any meeting of the owners of any entity in which the Corporation may own an interest or to take action by written consent in lieu thereof. Such officer or agent, at any such meeting or by such written action, shall possess and may exercise on behalf of the Corporation any and all rights and powers incident to the ownership of such interest.

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Article XIV
capital stock

SECTION 14.01         Issuance

Shares of the Corporation's authorized stock shall, subject to any provisions or limitations of the laws of the State of Nevada, the Articles of Incorporation or any contracts or agreements to which the Corporation may be a party, be issued in such manner, at such times, upon such conditions and for such consideration as shall be prescribed by the Board.

SECTION 14.02         Stock Certificates and Uncertificated Shares

Every holder of stock in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by the President, the Chief Executive Officer, if any, or a Vice President, and by the Secretary or an Assistant Secretary, of the Corporation (or any other two officers or agents so authorized by the Board), certifying the number of shares of stock owned by him, her or it in the Corporation; provided, however, that the Board may authorize the issuance of uncertificated shares of some or all of any or all classes or series of the Corporation's stock. Any such issuance of uncertificated shares shall have no effect on existing certificates for shares until such certificates are surrendered to the Corporation, or on the respective rights and obligations of the stockholders. Whenever such certificate is countersigned or otherwise authenticated by a transfer agent or a transfer clerk and by a registrar (other than the Corporation), then a facsimile of the signatures of any corporate officers or agents, the transfer agent, transfer clerk or the registrar of the Corporation may be printed or lithographed upon the certificate in lieu of the actual signatures. In the event that any officer or officers who have signed, or whose facsimile signatures have been used on any certificate or certificates for stock cease to be an officer or officers because of death, resignation or other reason, before the certificate or certificates for stock have been delivered by the Corporation, the certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed the certificate or certificates, or whose facsimile signature or signatures have been used thereon, had not ceased to be an officer or officers of the Corporation.

Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written statement certifying the number of shares owned by him, her or it in the Corporation and, at least annually thereafter, the Corporation shall provide to such stockholders of record holding uncertificated shares, a written statement confirming the information contained in such written statement previously sent. Except as otherwise expressly provided by law, the rights and obligations of the stockholders shall be identical whether or not their shares of stock are represented by certificates.

Each certificate representing shares shall state the following upon the face thereof: the name of the state of the Corporation's organization; the name of the person to whom issued; the number and class of shares and the designation of the series, if any, which such certificate represents; the par value of each share, if any, represented by such certificate or a statement that the shares are without par value. Certificates of stock shall be in such form consistent with law as shall be prescribed by the Board. No certificate shall be issued until the shares represented thereby are fully paid. In addition to the above, all certificates evidencing shares of the Corporation's stock or other securities issued by the Corporation shall contain such legend or legends as may from time to time be required by the NRS and/or such other federal, state or local laws or regulations then in effect.

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SECTION 14.03         Surrendered; Lost or Destroyed Certificates

All certificates surrendered to the Corporation, except those representing shares of treasury stock, shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been canceled, except that in case of a lost, stolen, destroyed or mutilated certificate, a new one may be issued therefor. However, any stockholder applying for the issuance of a stock certificate in lieu of one alleged to have been lost, stolen, destroyed or mutilated shall, prior to the issuance of a replacement, provide the Corporation with his, her or its affidavit of the facts surrounding the loss, theft, destruction or mutilation and, if required by the Board, an indemnity bond in an amount satisfactory to the Board or an authorized officer which amount may be in excess of the current market value of the stock, and upon such terms as the Treasurer, other officer who is so authorized, or the Board shall require which shall indemnify the Corporation against any loss, damage, cost or inconvenience arising as a consequence of the issuance of a replacement certificate.

SECTION 14.04         Replacement Certificate

When the Articles of Incorporation are amended in any way affecting the statements contained in the certificates for outstanding shares of capital stock of the Corporation or it becomes desirable for any reason, in the discretion of the Board, including, without limitation, the merger of the Corporation with another Corporation or the conversion or reorganization of the Corporation, to cancel any outstanding certificate for shares and issue a new certificate therefor conforming to the rights of the holder, the Board may order any holders of outstanding certificates for shares to surrender and exchange the same for new certificates within a reasonable time to be fixed by the Board. The order may provide that a holder of any certificate(s) ordered to be surrendered shall not be entitled to vote, receive distributions or exercise any other rights of stockholders of record until the holder has complied with the order, but the order operates to suspend such rights only after notice and until compliance.

SECTION 14.05         Transfer of Shares

No transfer of stock shall be valid as against the Corporation except on surrender and cancellation of the certificates therefor accompanied by an assignment or transfer by the registered owner made either in person or under assignment. Whenever any transfer shall be expressly made for collateral security and not absolutely, the collateral nature of the transfer shall be reflected in the entry of transfer in the records of the Corporation. Subject to the provisions hereof, the Corporation shall register the transfer of a certificate evidencing shares of its capital stock presented to it for transfer if:

(a)          Endorsement. Upon surrender of the certificate to the Corporation (or its transfer agent, as the case may be) for transfer, the certificate (or an appended stock power) is properly endorsed by the registered owner, or by his duly authorized legal representative or attorney-in-fact, with proper written evidence of the authority and appointment of such representative, if any, accompanying the certificate;

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(b)          Guaranty and Effectiveness of Signature. The signature of such registered owner or his legal representative or attorney-in-fact, as the case may be, has been guaranteed by a national banking association or member of the New York Stock Exchange, and reasonable assurance in a form satisfactory to the Corporation is given that such endorsements are genuine and effective;

(c)          Adverse Claims. The Corporation has no notice of an adverse claim or has otherwise discharged any duty to inquire into such a claim;

(d)          Collection of Taxes. Any applicable law (local, state or federal) relating to the collection of taxes relative to the transaction has been complied with; and

(e)          Additional Requirements Satisfied. Such additional conditions and documentation as the Corporation (or its transfer agent, as the case may be) shall reasonably require, including without limitation thereto, the delivery with the surrender of such stock certificate or certificates of proper evidence of succession, assignment or other authority to obtain transfer thereof, as the circumstances may require, and such legal opinions with reference to the requested transfer as shall be required by the Corporation (or its transfer agent) pursuant to the provisions of these Bylaws and applicable law, shall have been satisfied.

SECTION 14.06         Transfer Agent; Registrars

The Board may appoint one or more transfer agents, transfer clerks and registrars of transfer and may require all certificates for shares of stock to bear the signature of such transfer agents, transfer clerks and/or registrars of transfer.

SECTION 14.07         Miscellaneous

The Board shall have the power and authority to make such rules and regulations not inconsistent herewith as it may deem expedient concerning the issue, transfer, and registration of certificates for shares of the Corporation's stock.

Article XV
distributions

Distributions may be declared, subject to the provisions of the laws of the State of Nevada and the Articles of Incorporation, by the Board and may be paid in cash, property, shares of corporate stock, or any other medium. The Board may fix in advance a record date, as provided in Section 2.5 above, prior to the distribution for the purpose of determining stockholders entitled to receive any distribution.

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Article XVI
records; reports; seal; and financial matters

SECTION 16.01         Records.

All original records of the Corporation, shall be kept at the principal office of the Corporation by or under the direction of the Secretary or at such other place or by such other person as may be prescribed by these Bylaws or the Board.

SECTION 16.02         Corporate Seal

The Board may, by resolution, authorize a seal, and the seal may be used by causing it, or a facsimile, to be impressed or affixed or reproduced or otherwise. Except when otherwise specifically provided herein, any officer of the Corporation shall have the authority to affix the seal to any document requiring it.

SECTION 16.03         Fiscal Year-End

The fiscal year-end of the Corporation shall be such date as may be fixed from time to time by resolution of the Board.

Article XVII
indemnification

SECTION 17.01         Indemnification and Insurance

(a)          Indemnification of Directors and Officers.

(i)          For purposes of this Article, (A) “Indemnitee” shall mean each director or officer who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any Proceeding (as hereinafter defined), by reason of the fact that he or she is or was a director or officer of the Corporation or member, manager or managing member of a predecessor limited liability company or affiliate of such limited liability company or is or was serving in any capacity at the request of the Corporation as a director, officer, employee, agent, partner, member, manager or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust, or other enterprise; and (B) “Proceeding” shall mean any threatened, pending, or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative, or investigative.

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(ii)         Each Indemnitee shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Nevada law, against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding; provided that such Indemnitee either is not liable pursuant to NRS 78.138 or acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any Proceeding that is criminal in nature, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the Indemnitee is liable pursuant to NRS 78.138 or did not act in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or that, with respect to any criminal proceeding he or she had reasonable cause to believe that his or her conduct was unlawful. The Corporation shall not indemnify an Indemnitee for any claim, issue or matter as to which the Indemnitee has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for any amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the Proceeding was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such amounts as the court deems proper. Except as so ordered by a court and for advancement of expenses pursuant to this Section, indemnification may not be made to or on behalf of an Indemnitee if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of law and was material to the cause of action. Notwithstanding anything to the contrary contained in these Bylaws, no director or officer may be indemnified for expenses incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, that such director or officer incurred in his or her capacity as a stockholder.

(iii)        Indemnification pursuant to this Section shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation or member, manager or managing member of a predecessor limited liability company or affiliate of such limited liability company or a director, officer, employee, agent, partner, member, manager or fiduciary of, or to serve in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust, or other enterprise and shall inure to the benefit of his or her heirs, executors and administrators.

(iv)        The expenses of Indemnitees must be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the Proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. To the extent that a director or officer of the Corporation is successful on the merits or otherwise in defense of any Proceeding, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify him or her against expenses, including attorneys' fees, actually and reasonably incurred in by him or her in connection with the defense.

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(b)          Indemnification of Employees and Other Persons. The Corporation may, by action of its Board and to the extent provided in such action, indemnify employees and other persons as though they were Indemnitees.

(c)          Non-Exclusivity of Rights. The rights to indemnification provided in this Article shall not be exclusive of any other rights that any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation or these Bylaws, agreement, vote of stockholders or directors, or otherwise.

(d)          Insurance. The Corporation may purchase and maintain insurance or make other financial arrangements on behalf of any Indemnitee for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee, member, managing member or agent, or arising out of his or her status as such, whether or not the Corporation has the authority to indemnify him or her against such liability and expenses.

(e)          Other Financial Arrangements. The other financial arrangements which may be made by the Corporation may include the following: (i) the creation of a trust fund; (ii) the establishment of a program of self-insurance; (iii) the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the Corporation; (iv) the establishment of a letter of credit, guarantee or surety. No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud, or a knowing violation of law, except with respect to advancement of expenses or indemnification ordered by a court.

(f)          Other Matters Relating to Insurance or Financial Arrangements. Any insurance or other financial arrangement made on behalf of a person pursuant to this Section may be provided by the Corporation or any other person approved by the Board, even if all or part of the other person's stock or other securities is owned by the Corporation. In the absence of fraud (i) the decision of the Board as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this Section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and (ii) the insurance or other financial arrangement is not void or voidable and does not subject any director approving it to personal liability for his action; even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

SECTION 17.02         Amendment

The provisions of this Article VIII relating to indemnification shall constitute a contract between the Corporation and each of its directors and officers which may be modified as to any director or officer only with that person's consent or as specifically provided in this Section. Notwithstanding any other provision of these Bylaws relating to their amendment generally, any repeal or amendment of this Article which is adverse to any director or officer shall apply to such director or officer only on a prospective basis, and shall not limit the rights of an Indemnitee to indemnification with respect to any action or failure to act occurring prior to the time of such repeal or amendment. Notwithstanding any other provision of these Bylaws (including, without limitation, Article X below), no repeal or amendment of these Bylaws shall affect any or all of this Article VIII so as to limit or reduce the indemnification in any manner unless adopted by (a) the unanimous vote of the directors of the Corporation then serving, or (b) by the stockholders as set forth in Article X hereof; provided that no such amendment shall have a retroactive effect inconsistent with the preceding sentence.

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Article XVIII
changes in nevada law

References in these Bylaws to Nevada law or the NRS or to any provision thereof shall be to such law as it existed on the date these Bylaws were adopted or as such law thereafter may be changed; provided that (a) in the case of any change which expands the liability of directors or officers or limits the indemnification rights or the rights to advancement of expenses which the Corporation may provide in Article VIII hereof, the rights to limited liability, to indemnification and to the advancement of expenses provided in the Articles of Incorporation and/or these Bylaws shall continue as theretofore to the extent permitted by law; and (b) if such change permits the Corporation, without the requirement of any further action by stockholders or directors, to limit further the liability of directors or limit the liability of officers or to provide broader indemnification rights or rights to the advancement of expenses than the Corporation was permitted to provide prior to such change, then liability thereupon shall be so limited and the rights to indemnification and the advancement of expenses shall be so broadened to the extent permitted by law..

Article XIX
amendment or repeal

SECTION 19.01         Amendment of Bylaws

The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Whole Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Articles of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

[Remainder of Page Intentionally Left Blank]

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CERTIFICATE OF SECRETARY

I hereby certify that I am the Secretary of RLJ Entertainment, Inc., a Nevada corporation, and that the foregoing Bylaws, consisting of 26 pages, constitute the code of Bylaws of RLJ Entertainment, Inc. as duly adopted by the unanimous written consent of the Board as of __________, 2012.

IN WITNESS WHEREOF, I have hereunto subscribed my name this ____ day of _________ 2012.

Lisa W. Pickrum

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EXHIBIT C

Form of Affiliate Letter for Affiliates of the Company

FORM OF AFFILIATE LETTER FOR
AFFILIATES OF THE COMPANY

__________, 2012

RLJ Entertainment, Inc.
__________________
__________________

Ladies and Gentlemen:

I have been advised that as of the date of this letter I may be deemed to be an “affiliate” of Image Entertainment, Inc., a Delaware corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Reference is made to that certain Agreement and Plan of Merger, dated as of April 2, 2012 (the “Merger Agreement”), by and between RLJ Acquisition, Inc., a Nevada corporation (“RLJ”) and the Company. Capitalized terms used in this letter agreement without definition shall have the meanings assigned to them in the Merger Agreement.

Prior to the Closing, RLJ will, upon the terms and subject to the conditions set forth in the Merger Agreement, form (i) a newly incorporated Nevada corporation named RLJ Entertainment, Inc. as a wholly owned subsidiary of RLJ (“Holdings”), (ii) a newly incorporated Nevada corporation named RLJ Merger Sub I, Inc. as a wholly owned subsidiary of Holdings (“RLJ Sub”), and (iii) a newly incorporated Delaware corporation named RLJ Merger Sub II, Inc. as a wholly owned subsidiary of Holdings (“Image Sub”).

Upon the terms and subject to the conditions of the Merger Agreement, RLJ and the Company will enter into a business combination transaction pursuant to which (i) RLJ Sub will merge with and into RLJ and (ii) Image Sub will merge with and into the Company (the “Image Merger”).

As a result of the Image Merger, I may receive shares of common stock, par value $0.001 per share, of Holdings (the “Holdings Shares”). I would receive such Holdings Shares in exchange for shares (or upon exercise of options for shares) owned by me of common stock, par value $0.0001 per share, of the Company (the “Company Shares”).

1.          I represent, warrant and covenant to RLJ and Holdings that in the event I receive any Holdings Shares as a result of the Image Merger:

A.           I shall not make any sale, transfer or other disposition of the Holdings Shares in violation of the Act or the Rules and Regulations.

B.           I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Holdings Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

C.           I have been advised that the issuance of the Holdings Shares to me pursuant to the Image Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Image Merger is submitted for a vote of the shareholders of the Company, (a) I may be deemed to be an affiliate of the Company and (b) the distribution by me of the Holdings Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Holdings Shares issued to me in the Image Merger unless (i) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Holdings, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

D.           [I understand that Holdings is under no obligation to register the sale, transfer or other disposition of the Holdings Shares by me or on my behalf under the Act or, except as provided in paragraph 2(A) below, to take any other action necessary in order to make compliance with an exemption from such registration available.]1

E.           I understand that there will be placed on the certificates for the Holdings Shares issued to me, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED ____, 2012 BETWEEN THE REGISTERED HOLDER HEREOF AND RLJ ENTERTAINMENT, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF RLJ ENTERTAINMENT, INC.”

F.           I understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Holdings reserves the right to put the following legend on the certificates issued to my transferee:

1 Note to draft: To be deleted if the Image stockholder signing this letter is receiving registration rights pursuant to the Preferred Stock Purchase Agreement.

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.

G.           Execution of this letter should not be considered an admission on my part that I am an “affiliate” of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

2.          By Holdings’ acceptance of this letter, Holdings hereby agrees with me as follows:

A.           For so long as and to the extent necessary to permit me to sell the Holdings Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Holdings shall (a) use its reasonable efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) furnish to me upon request a written statement as to whether Holdings has complied with such reporting requirements during the 12 months preceding any proposed sale of the Holdings Shares by me under Rule 145, and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144. Holdings hereby represents to me that RLJ has filed all reports required to be filed with the Commission under Section 13 of the Exchange Act during the preceding 12 months.

B.           It is understood and agreed that certificates with the legends set forth in paragraphs 1(E) and l(F) above will be substituted by delivery of certificates without such legends if (i) Holdings has complied with the provisions of Rule 145(d)(1), and (ii) (a) at least six months shall have elapsed from the date the undersigned acquired the Holdings Shares received in the Image Merger and the provisions of Rule 145(d)(2)(ii) are then available to the undersigned, (b) one year shall have elapsed from the date the undersigned acquired the Holdings Shares received in the Image Merger and the provisions of Rule 145(d)(iii) are then applicable to the undersigned, or (c) Holdings has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Holdings, or a “no action” letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

Very truly yours,

Name:

Agreed and accepted this ___ day
of _________, 2012, by

RLJ ENTERTAINMENT, INC.

By:
Name:
Title:

EXHIBIT D

Stock Contribution

Contributing Party	Contributed Shares

JH Partners Evergreen Fund, LP	16,586,874
JH Investment Partners III, LP	1,978,004
JH Investment Partners GP Fund III, LLC	907,247
Producers Sales Organization	841,466
John W. Hyde	4,172,038
David B. Boris	397,838
R. Michael Powell	178,922
Jonathan Meyers	30,461
Taylor Rettig	30,086
Theodore S. Green	5,770,900
John P. Avagliano	2,704,544
Marshall A. Heinberg	251,405
Mary J. George	251,405
Bill Bromiley	417,093
Raymond Gagnon	883,694
TOTAL	35,401,977